UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FireEye, Inc.

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FIREEYE, INC.

601 McCarthy Blvd.

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on Thursday, May 28, 2020

Dear FireEye Stockholder:

You are cordially invited to attend the 2020 annual meeting of stockholders (the “Annual Meeting”) of FireEye, Inc., a Delaware corporation (“FireEye”). The Annual Meeting will be held on Thursday, May 28, 2020 at 2:00 p.m. Pacific Time, at 601 McCarthy Blvd., Milpitas, California 95035, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class I directors to serve until the 2023 annual meeting of stockholders and until their successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;

3. To conduct an advisory vote to approve the compensation of our named executive officers for our fiscal year ended December 31, 2019, as described in the proxy statement; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 30, 2020 as the record date for the Annual Meeting. Only stockholders of record on March 30, 2020 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 13, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the Internet address listed on the Notice.

We currently intend to hold the Annual Meeting in person. However, depending on developments with respect to the coronavirus (COVID-19) pandemic, we might hold the Annual Meeting virtually on the above date and time instead of in person. If we determine that a change to a virtual meeting format is advisable or required, an announcement of such change will be made through a press release and on our Investor Relations website at investors.fireeye.com as promptly as practicable. We encourage you to check this website one week prior to the meeting date if you are planning to attend the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.

Thank you for your continued support of FireEye.

By order of the Board of Directors,

Kevin R. Mandia

Chief Executive Officer

Milpitas, California

April 13, 2020

-i-

(Continued)

-ii-

PROXY SUMMARY

YOUR VOTE IS IMPORTANT

This proxy summary highlights information contained within this proxy statement. You should read the entire proxy statement carefully and consider all information before voting. Page references are supplied to help you find further, more detailed information within the proxy statement.

VOTE RECOMMENDATIONS AND RATIONALE

Voting Matter	Board Vote Recommendation

Proposal #1: Election of Class I Directors (page 27)

Our Board of Directors and our Nominating and Corporate Governance Committee believe the two director nominees possess the skills and experience to effectively monitor performance, provide oversight, and advise management on our long-term business strategy.

FOR

Proposal #2: Ratification of Appointment of Independent Registered Public Accounting Firm (page 28)

Our Board of Directors and our Audit Committee believe that the continued retention of Deloitte & Touche LLP for the fiscal year ending December 31, 2020 is in the best interests of the Company and its stockholders. Although not required by our bylaws, stockholders are asked to ratify the appointment of Deloitte & Touche LLP as a matter of good corporate governance.

FOR

Proposal #3: Advisory Vote to Approve Named Executive Officer Compensation (page 30)

Our 2019 executive compensation program demonstrates the continued evolution of our “pay for performance” philosophy, and reflects industry standards and the intense competition for executive talent in the San Francisco Bay Area. The changes we have made to our executive compensation program reflect feedback received through our ongoing stockholder outreach and investor communications programs.

FOR

FISCAL 2019 BUSINESS HIGHLIGHTS

In 2019, we continued our evolution from a pioneer in advanced security products to a leading provider of a comprehensive security operations platform that blends our innovative technologies, threat intelligence, and expertise gained on the front lines of cyber conflict. During the year, we delivered innovations across our portfolio of products and solutions while continuing to deliver growth and improved operating performance. Revenue from our Platform, Cloud Subscription and Managed Services solutions accelerated through the year. Our services business, including our Mandiant incident response, red team engagements and strategic cyber security assessment services, also remained strong. In May 2019, we acquired Verodin, Inc., a leading provider of security validation and attack simulation software. The Verodin platform operationalizes our threat intelligence and expertise to help customers measure and test their security effectiveness. We believe this offering will be an important growth driver for our business in 2020 and beyond.

Highlights of our 2019 financial performance included:

•

Revenue was $889 million, an increase of 7% compared to 2018. Revenue from our Platform, cloud subscription and managed services category increased 28% from 2018 and accounted for 27% of our revenue in 2019. Revenue from professional services increased 26% from 2018 and accounted for 20% of our revenue in 2019. Our Product and related subscription and support revenue decreased 6% from 2018 and accounted for 53% of our revenue in 2019, compared to 60% of our revenue in 2018. The decline in our Product and related subscription and support category reflects a decrease in appliance hardware sales as customers migrated to virtual and cloud-based solutions.

•

Billings were $926 million, an increase of 8% compared to 2018.* Billings from our Platform, cloud subscription, and managed services category increased 16% from 2018 and accounted for 30% of our billings in 2019. Billings for Professional services increased 31% from 2018 and accounted for 23% of our billings in 2019. Product and related subscription and support billings decreased 4% from 2018 and accounted for 47% of our billings in 2019, compared to 53% of our billings in 2018. Combined billings from our Platform, cloud subscription and managed services category and Professional services eclipsed billings from Product and related subscription and support for the first time in 2019 as we continued to transform our business.

•

Annual recurring revenue (“ARR”) was $587 million at the end of 2019, an increase of 6% compared to the end of 2018. ARR for our Platform, cloud subscription and managed services category increased 31% from the end of 2018 to $280 million at the end of 2019.

•

Non-GAAP operating income was $12 million, compared to $24 million in 2018. Although non-GAAP operating profit for the year declined compared to 2018 due to higher investments in our platform and cloud subscription offerings, as well as our migration to public cloud hosting platforms, our profitability improved through the year. Fourth quarter non-GAAP operating income increased 43% from the fourth quarter of 2018 to a record $17 million.*

•

Cash flow generated by operations was $68 million, compared to cash flow generated by operations of $17 million in 2018. Free cash flow (a non-GAAP metric calculated as cash flow generated by operations less capital expenditures) was $22 million, compared to $10 million in 2018.*

In 2019, we achieved top-line growth for revenue and billings, achieved positive non-GAAP operating profitability and generated positive free cash flow for the full year. The charts below illustrate our quarterly performance in 2019 against these key performance metrics.

*

Billings, non-GAAP operating income and free cash flow are non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures is provided in Annex A included at the end of this proxy statement.

CORPORATE GOVERNANCE

We believe that strong corporate governance strengthens board and management accountability, leads to better business performance and aligns the long-term interests of our management team with our stakeholders, including our stockholders, our customers and our employees. We adopted numerous corporate governance “best practices” before our initial public offering, and we have continued to enhance our governance practices consistent with the highest standards since then. The Board of Directors and Corporate Governance section begins on page 16 and describes our policies and practices in detail.

Highlights of our current corporate governance policies and practices include:

• 100% independent committee members in Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee	• Recognition of the importance of diverse viewpoints when nominating and evaluating directors
• Separate Chairperson and CEO roles	• Stock ownership requirements for directors and executive officers
• Independent Chairperson	• Adoption of formal Corporate Governance Guidelines and Code of Business Conduct and Ethics policies for directors, officers and employees
• Regularly scheduled executive sessions for independent directors without management present	• Periodic review of committee charters and governance policies
• Board risk oversight by full board and committees, including strategic, financial, business and operational, legal and compliance and reputational risks	• Active and ongoing stockholder outreach/engagement activities
• Majority voting for election of directors	• Director and executive officer succession planning

STOCKHOLDER ENGAGEMENT

We believe that effective corporate governance includes regular, constructive conversations with our stockholders, and we value our stockholders’ continued opinions and feedback. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders on the topics of executive compensation and corporate governance policies and practices. In the last 12 months, as part of our stockholder engagement and communications, program, we have participated in more than 250 meetings with our institutional stockholders during which we engaged in substantive discussions on executive compensation, corporate governance, corporate performance and strategy.

Maintaining an active dialogue with our stockholders is consistent with our corporate values of transparency and accountability, and we intend to continue these efforts in the future.

EXECUTIVE COMPENSATION

To succeed in the rapidly evolving and competitive cybersecurity industry, we must attract and retain a highly talented executive team. We designed our executive compensation program to foster a “pay for performance” environment that aligns the long term-interests of our executives with those of our stockholders.

In response to stockholder feedback, as well as the views expressed by the major proxy advisory firms, we have continued to revise and enhance our executive compensation program while remaining consistent with our stated compensation objectives and corporate values. For example, in response to our 2018 say-on-pay vote, as well as feedback from our stockholders received through our ongoing stockholder engagement efforts and commentary from the major proxy advisory firms in their annual compensation analysis and voting recommendations, we made the following changes to our 2019 executive compensation program:

•

For our 2019 annual cash incentive program, we removed non-GAAP operating income as one of the corporate performance measures. This change responded to specific feedback we received that we refrain from using the same performance measure for both our short-term and long-term incentive compensation programs.

•

For the performance-based equity awards granted in 2019, we tied 80% of the awards to our billings and non-GAAP operating income performance over three separate consecutive annual performance periods (e.g., for the 80% portion, 1/3 is tied to 2019 performance, 1/3 is tied to 2020 performance and 1/3 is tied to 2021 performance), with any shares earned for a performance period vesting shortly after the completion of that performance period (so that the award, to the extent earned, will vest 1/3 per year). This differs from our prior practice where the awards were based on a single year’s performance followed by time-based vesting of earned shares in subsequent years. This change responded to specific feedback we received that we shift more of our executive officers’ long-term compensation toward sustained multi-year company performance.

•

For the performance-based equity awards granted in 2019, we tied 20% of the awards to a new relative Total Shareholder Return (“rTSR”) performance measure. The rTSR measure is based on our stock performance relative to the stock performance of companies in the Russell 2000 Index over a three-year performance period (2019-2021). Given that half of the equity awards granted to our executive officers in 2019 were performance-based equity awards, 10% of all such equity awards are based on the rTSR measure. The introduction of the rTSR measure responded to specific feedback we received that we shift more of our executive officers’ compensation toward long-term stock performance.

At our 2019 annual meeting of stockholders, our “say on pay” proposal received support from approximately 94% of the votes cast. As a result, we believe that our stockholders favorably viewed the structure of our executive compensation program. However, in response to feedback from our stockholders received through our ongoing stockholder engagement efforts, and due to competitive market conditions, we have made the following additional changes to our executive compensation program for 2020:

•

For our 2020 annual cash incentive program, we added annual recurring revenue (“ARR”) as an additional corporate performance measure. This change responded to specific feedback we received that we add ARR as a performance measure for our executive compensation program because investors generally place a higher relative value on companies with significant recurring revenues, and ARR aligns with how our customers are increasingly purchasing our solutions and services and how we are managing our business as we offer more and more solutions through subscriptions and services.

•

For time-based equity awards granted in 2020 to our existing executive officers, but not any time-based equity awards granted in 2020 to any new executive officers, we provided that the awards are scheduled to vest quarterly in 16 equal installments over four years. This differs from our prior practice where 25% of the awards were scheduled to vest after one year, with the remaining portion being scheduled to vest quarterly in 12 equal installments thereafter over the following three years. This change was to help make our “follow-on” time-based equity awards more competitive with the practices of our competitors and is consistent with the practices of many companies in our compensation peer group.

Our executive compensation program is designed to (1) allow us to attract and retain highly qualified executive talent, (2) motivate our executives to achieve our short-term and long-term objectives for growth and profitability, and (3) reflect a “pay for performance” philosophy that aligns the long-term interests of our executive officers with those of our stockholders. Highlights of our executive compensation policies and practices include:

What we do:	What we don’t do:
• Provide for performance-based cash and equity incentives, with approximately 50% of total compensation “at risk,” based on achievement of corporate and individual performance measures	• No “single trigger” change of control payments or benefits
• Maintain a clawback policy for recovery of incentive compensation in the event of fraud or intentional misconduct	• No tax gross-up for change in control payments or benefits
• Maintain stock ownership guidelines for executive officers and non-employee directors	• No perquisites or other personal benefits to executive officers unless they serve a sound business purpose
• Maintain 100% independence of Compensation Committee members

•  No short sales, hedging or transactions involving derivatives of our common stock by any FireEye personnel, and no pledging of stock ownership positions by any executive officers or non-employee directors

• Regularly review target total direct compensation of executive officers relative to peer companies of similar size and with similar operating characteristics	• No strict benchmarking of compensation to a specific percentile of our peer group
• Engage an independent compensation consultant to advise the Compensation Committee	• No guaranteed incentive compensation, indefinite contracts, or excessive severance payments
• Establish single and multi-year performance requirements that reflect our near- and long-term objectives of balanced growth, profitability and cash flow generation	• No repricing or reissuance of stock options without stockholder approval
• Require multi-year vesting periods for a significant portion of equity awards, consistent with current market practices and long-term value creation goals	• No pension, defined benefit retirement plans or non-qualified deferred compensation plans

•  Align long-term interests of executive officers and stockholders and encourage value creation with a high percentage of target total direct compensation in the form of performance-based and time-based equity awards

The charts below show the components of the 2019 target total direct compensation for our CEO and illustrate the mix of “at-risk” and performance-based pay. 2019 target total direct compensation for our other Named Executive Officers, as a group, was similar to that of our CEO with respect to the ratio of “at risk” to total compensation and the weighting of individual and corporate performance objectives.

*	Average for all of our Named Executive Officers as a group.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are all statements (and their underlying assumptions) included in this proxy statement that refer, directly or indirectly, to future events or outcomes and, as such, are inherently not factual, but rather reflect only our current projections for the future. Consequently, forward-looking statements usually include words such as “estimate,” “intend,” “plan,” “predict,” “seek,” “may,” “will,” “should,” “would,” “could,” “anticipate,” “expect,” “believe,” or similar words, in each case, intended to refer to future events or circumstances. Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks, including, but not limited to, those included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, as filed with the SEC on February 21, 2020. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based upon information available to us at this time. These statements are not guarantees of future performance. We disclaim any obligation to update information in any forward-looking statement. Actual results could vary from our forward-looking statements due to the factors described in our Annual Report on Form 10-K, as well as other important factors.

FIREEYE, INC.

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on Thursday, May 28, 2020

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at our 2020 annual meeting of stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Thursday, May 28, 2020 at 2:00 p.m. Pacific Time, at 601 McCarthy Blvd., Milpitas, California 95035. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 13, 2020 to all stockholders entitled to receive notice of and to vote at the Annual Meeting.

We currently intend to hold the Annual Meeting in person. However, depending on developments with respect to the coronavirus (COVID-19) pandemic, we might hold the Annual Meeting virtually on the above date and time instead of in person. If we determine that a change to a virtual meeting format is advisable or required, an announcement of such change will be made through a press release and on our Investor Relations website at investors.fireeye.com as promptly as practicable. We encourage you to check this website one week prior to the meeting date if you are planning to attend the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to hold office until the 2023 annual meeting of stockholders and until their successors are elected and qualified;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;

•	an advisory vote to approve named executive officer compensation; and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR the two nominees for election as Class I directors;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and

•	FOR the approval, on an advisory basis, of named executive officer compensation.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for consideration at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 30, 2020, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 222,755,682 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. Please see “What if I do not specify how my shares are to be voted?” later in this section for additional information.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

Stockholder of Record: Shares Registered in Your Name. If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting, but you will need to present government-issued photo identification for entrance to the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you were a beneficial owner at the close of business on the Record Date, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For entrance to the Annual Meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as the notice or voting instructions you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of shares as of the Record Date, and present government-issued photo identification.

Please note that no cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting.

How do I vote and what are the voting deadlines?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:

•

You may vote via the Internet or by telephone. To vote via the Internet or by telephone, follow the instructions provided in the Notice of Internet Availability of Proxy Materials. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on May 27, 2020. Alternatively, you may request a printed proxy card by telephone at 888-Proxy-NA (888-776-9962) or 718-921-8562 (for international callers), over the Internet at https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials, or by email at info@astfinancial.com.

•

You may vote by mail. If you have received printed proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it to the tabulation agent in the enclosed postage-paid envelope so that it is received no later than May 27, 2020. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the two nominees for election as Class I directors, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020, and FOR the approval, on an advisory basis, of named executive officer compensation.

•

You may vote in person. If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone;

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our Secretary at FireEye, Inc., 601 McCarthy Blvd., Milpitas, California 95035, by 11:59 p.m. Eastern Time on May 27, 2020; or

•	attending the Annual Meeting and voting in person.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR the two nominees for election as Class I directors (Proposal No. 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal No. 2);

•	FOR the approval, on an advisory basis, of named executive officer compensation (Proposal No. 3); and

•	In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) and Proposal No. 3 (advisory vote to approve named executive officer compensation) are non-routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1 and Proposal No. 3, which would result in a “broker non-vote,” but your broker, bank or other nominee may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were a total of 222,755,682 shares of common stock outstanding, which means that 111,377,842 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2 and Proposal No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by the affirmative vote of shares representing a majority of the votes cast for each Class I director nominee, abstentions will have no impact on the outcome of such proposal as long as a quorum exists given abstentions are not considered as votes cast.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: To be elected, each Class I director nominee must receive the affirmative vote of shares representing a majority of the votes cast, meaning the number of votes “FOR” that nominee must exceed the number of votes “AGAINST” that nominee. You may vote FOR, AGAINST or ABSTAIN with respect to each nominee. If you ABSTAIN from voting on the election of any nominee, the abstention will have no effect on the election of that nominee.

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Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.

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Proposal No. 3: The approval, on an advisory basis, of named executive officer compensation requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 3, the abstention will have the same effect as a vote AGAINST the proposal.

What happens if a director nominee who is duly nominated does not receive a majority vote?

Our board of directors only nominates for election candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next stockholders’ meeting at which they face reelection and (ii) our board of directors’ acceptance of such resignation. In an uncontested election, our board of directors, after taking into consideration the recommendation of our nominating and corporate governance committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director who receives a greater number of votes “AGAINST” such nominee’s election than votes “FOR” such nominee’s election. In the event of a contested election, the director nominee who receives the largest number of votes cast “FOR” his or her election will be elected as director.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have hired Alliance Advisors, LLC (“Alliance Advisors”) to help us solicit proxies. We expect to pay Alliance Advisors a solicitation fee of $13,000 plus reimbursement of reasonable out-of-pocket expenses.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What does it mean if I received more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within FireEye or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Will members of the board of directors attend the Annual Meeting?

We encourage, but do not require, our board members to attend the Annual Meeting. Those who do attend will be available to answer appropriate questions from stockholders.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the proxy materials and annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

FireEye, Inc.

Attention: Secretary

601 McCarthy Blvd.

Milpitas, CA 95035

(408) 321-6300

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 14, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

FireEye, Inc.

Attention: Secretary

601 McCarthy Blvd.

Milpitas, CA 95035

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2021 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than January 28, 2021; and

•	not later than February 27, 2021.

In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of this Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Six of our directors are independent within the meaning of the independent director requirements of The NASDAQ Stock Market. Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. In addition, pursuant to our bylaws, at any time before, on or after the day of the Annual Meeting, our board of directors may increase the authorized number of directors and fill the vacancy or vacancies created thereby with one or more new directors.

There are two Class I directors whose current term of office expires at the Annual Meeting: Kimberly Alexy and Stephen Pusey. Our board of directors has nominated Ms. Alexy and Mr. Pusey for re-election at the Annual Meeting to serve as Class I directors until the 2023 annual meeting of stockholders and until their successors are elected and qualified.

The following table sets forth the names, ages as of March 30, 2020, and certain other information for the directors whose term expires at the Annual Meeting and for each of the directors whose terms do not expire at the Annual Meeting:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term For Which Nominated
1. Directors Whose Terms Expire at the Annual Meeting
Kimberly Alexy(1)(2)	I	49	Director	2015	2020	2023
Stephen Pusey(3)	I	58	Director	2015	2020	2023
2. Directors Whose Terms Do Not Expire at the Annual Meeting
Adrian McDermott(3)	II	51	Director	2019	2021	—
Robert E. Switz(1)(2)	II	73	Director	2017	2021	—
Ronald E. F. Codd(1)(2)(3)	III	64	Director	2012	2022	—
Kevin R. Mandia(4)	III	49	Chief Executive Officer and Director	2016	2022	—
Enrique Salem(3)(4)	III	54	Chairman of the Board	2013	2022	—

(1)	Member of our audit committee
(2)	Member of our nominating and corporate governance committee
(3)	Member of our compensation committee
(4)	Member of our government classified information and security committee

Nominees for Director

Kimberly Alexy has served as a member of our board of directors since January 2015. Ms. Alexy has served as the Principal of Alexy Capital Management, a private investment management firm that she founded, since June 2005. Ms. Alexy has served on the board of directors of Five9, Inc. since October 2013, the board of directors of Alteryx, Inc. since February 2017 and the board of directors of Western Digital Corporation since November 2018. She previously served on the board of directors of CalAmp Corp. from May 2008 to July 2019, the board of directors of SMART Modular Technologies (WWH), Inc. from September 2009 to August 2011, the board of directors of SouthWest Water Company from August 2009 to September 2010, the board of directors of Dot Hill Systems Corp. from December 2005 to May 2010, the board of directors of Maxtor Corporation from June 2005 to May 2006, and the board of directors of Microsemi Corporation from September 2016 to May

2018. From 2012 to 2014, Ms. Alexy served as an Adjunct Lecturer at San Diego State University in the Graduate School of Business. From 1998 to 2003, she served as Senior Vice President and Managing Director of Equity Research for Prudential Securities, where she served as principal technology hardware analyst for the firm. Prior to joining Prudential, Ms. Alexy served as Vice President of Equity Research at Lehman Brothers, where she covered the computer hardware sector, and Assistant Vice President of Corporate Finance at Wachovia Bank. Ms. Alexy is a Chartered Financial Analyst (CFA), and holds a B.A. from Emory University and an M.B.A. with a concentration in Finance and Accounting from the College of William and Mary. Our board of directors believes that Ms. Alexy possesses specific attributes that qualify her to serve as a director, including her accounting expertise, extensive experience on public company boards and her experience in the financial services industry as an investment professional.

Stephen Pusey has served as a member of our board of directors since June 2015. Mr. Pusey served as the Group Chief Technology Officer of Vodafone Group Plc from September 2006 to August 2015, and as a member of its board of directors from June 2009 to August 2015. From 1982 to August 2006, Mr. Pusey held various positions at Nortel Networks, most recently as Executive Vice President and President, Nortel EMEA. Mr. Pusey has served on the board of directors of Centrica plc since April 2015, and previously served on the board of directors of ARM Holdings plc from September 2015 to September 2017 and as a Vodafone representative board member of Verizon Wireless from January 2009 to September 2013. Mr. Pusey holds a TEC degree in Communications and Microelectronics from Uxbridge Technical College and a Higher TEC degree in Communications and Microelectronics from Acton Technical College and attended the Advanced Management Program at Harvard University. Our board of directors believes that Mr. Pusey possesses specific attributes that qualify him to serve as a director, including his more than 35 years of international business experience across a number of technology and service provider markets and the perspective and experience he brings as a former group chief technology officer and board member for a large international public company.

Other Directors

Ronald E. F. Codd has served as a member of our board of directors since July 2012. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc., a provider of human resource management systems. Mr. Codd has served on the board of directors of Veeva Systems Inc. since February 2012. Mr. Codd previously served on the board of directors of ServiceNow, Inc. from February 2012 to June 2019, the board of directors of Rocket Fuel Inc. from February 2012 to September 2017, and the boards of directors of numerous other technology companies, including most recently DemandTec, Inc., Interwoven, Inc. and Data Domain, Inc. Mr. Codd holds a B.S. in Accounting from the University of California, Berkeley and an M.M. in Finance and M.I.S. from the Kellogg Graduate School of Management at Northwestern University. Our board of directors believes that Mr. Codd possesses specific attributes that qualify him to serve as a director, including his extensive management and software industry experience, and his experience in finance.

Kevin R. Mandia has served as our Chief Executive Officer since June 2016 and as a member of our board of directors since February 2016. He previously served as our President from February 2015 to June 2016 and as our Senior Vice President and Chief Operating Officer from the date of FireEye’s acquisition of Mandiant Corporation (“Mandiant”), in December 2013 through February 2015. Prior to joining FireEye, Mr. Mandia was the Chief Executive Officer of Mandiant and had served in that capacity since he founded Mandiant in 2004. Prior to forming Mandiant, Mr. Mandia served as the Director of Computer Forensics at Foundstone (later acquired by McAfee Corporation) from 2000 to 2003 and as the Director of Information Security for Sytex (later acquired by Lockheed Martin) from 1998 to 2000. From 1993 to 2000, Mr. Mandia was an officer in the United States Air Force, where he served in various capacities, including as a computer security officer in the 7th Communications Group at the Pentagon, and later as a special agent in the Air Force Office of Special Investigations (AFOSI). Mr. Mandia holds a B.S. in Computer Science from Lafayette College and an M.S. in

Forensic Science from The George Washington University. In 2011, Mr. Mandia was named Ernst & Young Entrepreneur of the Year for the Greater Washington area. He completed the Harvard Business School’s Owner/President Management Program in February 2013. Mr. Mandia has taught graduate level courses at Carnegie Melon University and The George Washington University and has co-authored two books on responding to security breaches: Incident Response: Performing Computer Forensics (McGraw-Hill, 2003) and Incident Response: Investigating Computer Crime (McGraw-Hill, 2001). Our board of directors believes that Mr. Mandia possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer and his extensive senior management expertise in the network security industry.

Adrian McDermott has served as a member of our board of directors since February 2019. Mr. McDermott has served as the President of Products of Zendesk, Inc. since October 2016. He previously served as the Senior Vice President, Product Development of Zendesk, Inc. from July 2010 until October 2016. Mr. McDermott holds a B.Sc. in computer science from De Montfort University. Our board of directors believes that Mr. McDermott possesses specific attributes that qualify him to serve as a director, including his extensive product management, engineering and general business experience in technology markets as well as his expertise developed as a senior executive at a large public company in the technology industry.

Enrique Salem has served as a member of our board of directors since February 2013 and as our Chairman of the Board since March 2017. Mr. Salem previously served as our Lead Independent Director from February 2016 to March 2017. He has been a managing director of Bain Capital Ventures, a venture capital firm, since July 2014. Mr. Salem was president, Chief Executive Officer and a director of Symantec Corporation, a provider of information security, storage and systems management solutions, from April 2009 until July 2012. Mr. Salem was Chief Operating Officer of Symantec Corporation from January 2008 to April 2009, group President, Worldwide Sales and Marketing from April 2007 to January 2008, group President, Consumer Products from May 2006 to April 2007, Senior Vice President, Consumer Products and Solutions from February 2006 to May 2006, Senior Vice President, Security Products and Solutions from January 2006 to February 2006, and Senior Vice President, Network and Gateway Security Solutions from June 2004 to February 2006. Prior to Symantec, from April 2002 to June 2004, Mr. Salem served as President and Chief Executive Officer of Brightmail, Inc., an email filtering company, prior to its acquisition by Symantec in 2004. Mr. Salem also held senior leadership roles at Oblix Inc., Ask Jeeves Inc., Peter Norton Computing, Inc. and Security Pacific Merchant Bank. In March 2011, he was appointed to President Barack Obama’s Management Advisory Board. Mr. Salem has served on the board of directors of Atlassian Corporation Plc since July 2013, the board of directors of DocuSign, Inc. since August 2013 and the board of directors of ForeScout Technologies, Inc. since September 2013. He previously served on the board of directors of Automatic Data Processing, Inc. from January 2010 to November 2013 and the board of directors of Symantec Corporation from April 2009 to July 2012. Mr. Salem also currently serves on the board of directors of multiple private companies. He received the Estrella Award from the Hispanic IT Executive Council in 2010 and was named Entrepreneur of the Year in 2004 by Ernst & Young. Mr. Salem holds an A.B. in Computer Science from Dartmouth College. Our board of directors believes that Mr. Salem possesses specific attributes that qualify him to serve as a director, including his extensive leadership experience, including oversight of global operations, as well as a strong background in information technology, data security, compliance and systems management.

Robert E. Switz has served as a member of our board of directors since September 2017. Mr. Switz served as the President and Chief Executive Officer of ADC Telecommunications, Inc. (“ADC”), a supplier of network infrastructure products and services, from August 2003 until December 2010, when Tyco Electronics Ltd. (now TE Connectivity Ltd.) acquired ADC. Mr. Switz served as Chairman of the Board of Directors of ADC from June 2008 to December 2010 and served on the board of directors of ADC from August 2003 until December 2010. From 1994 until August 2003, he served in various positions at ADC, including as Chief Financial Officer. Prior to ADC, he served in various positions at Burr-Brown Corporation, a multi-national manufacturer of precision micro-electronics and systems products, including as Chief Financial Officer, Vice President of European Operations, Ventures and Finance, and Director of the Ventures and Systems Business. Mr. Switz has

served on the board of directors of Micron Technology, Inc. since February 2006, and the board of directors of Marvell Technology Group Ltd. since May 2016. He previously served on the board of directors of Broadcom Corporation from May 2003 to February 2016, the board of directors of Cyan, Inc. from March 2011 to August 2015, the board of directors of GT Advanced Technologies Inc. from May 2011 to March 2016, the board of directors of Leap Wireless International, Inc. from July 2011 to March 2014, the board of directors of Pulse Electronics Corporation from June 2014 to April 2015, and the board of directors of Gigamon, Inc. from June 2015 to December 2017. Mr. Switz holds a B.S. in Business Administration from Quinnipiac University and an M.B.A. from the University of Bridgeport. Our board of directors believes that Mr. Switz possesses specific attributes that qualify him to serve as a director, including his extensive global operations, financial and general management experience and expertise developed as a senior executive at large public companies operating in the technology industry as well as his considerable directorial and governance experience developed through his service on several public company boards.

Director Independence

Our common stock is listed on The NASDAQ Global Select Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing requirements of The NASDAQ Stock Market. In addition, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing requirements of The NASDAQ Stock Market.

Our board of directors has undertaken a review of the independence of each director and considered whether such director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that Ms. Alexy and Messrs. Codd, McDermott, Pusey, Salem and Switz are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The NASDAQ Stock Market.

Board Leadership Structure

Our board of directors does not view any particular leadership structure as preferred and routinely reviews and considers the appropriate leadership structure. This consideration includes the pros and cons of alternative leadership structures in light of our operating and governance environment at the time, with the goal of achieving the optimal model for board leadership and effective oversight of management by our board of directors.

Our board of directors consists of seven directors. Our only management director is Mr. Mandia, our Chief Executive Officer. Enrique Salem, an independent director, holds the role of Chairman of the Board. Our board of directors believes this structure benefits the board of directors and us by enabling our Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman of the Board to focus on board and governance matters.

In addition, each committee of our board of directors has a designated chairperson and, other than our government classified information and security committee, is comprised solely of independent directors.

Board Meetings and Committees

During 2019, our board of directors held 10 meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods for which he or she served.

It is the policy of our board of directors to regularly have separate meeting times for independent directors without management.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Six of the seven directors who served on the date of our 2019 annual meeting of stockholders attended the meeting.

Our board of directors has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a government classified information and security committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Kimberly Alexy, Ronald E. F. Codd and Robert E. Switz, each of whom is a non-employee member of our board of directors. Ms. Alexy is the chair of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of the SEC, including Rule 10A-3 under the Exchange Act, and the listing requirements of The NASDAQ Stock Market. Our board of directors has also determined that each of Ms. Alexy and Messrs. Codd and Switz qualify as an “audit committee financial expert” as defined in the SEC rules and satisfy the financial sophistication requirements of The NASDAQ Stock Market. This designation does not impose on Ms. Alexy and Messrs. Codd and Switz any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	pre-approving any audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

•

reviewing significant risk exposures and our processes around the management and monitoring of such risks, including but not limited to reviewing our programs, policies, practices and safeguards for information technology, cybersecurity and data security and reviewing periodic updates on such matters by our chief security officer;

•	reviewing and approving related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statements.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. A copy of the charter of our audit committee is available on our website at www.FireEye.com in the Governance section of our Investor Relations webpage. During 2019, our audit committee held 10 meetings.

Compensation Committee

Our compensation committee is comprised of Ronald E. F. Codd, Adrian McDermott, Stephen Pusey and Enrique Salem, each of whom is a non-employee member of our board of directors. Mr. Salem is the chair of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules and regulations of the SEC, including Rule 10C-1 under the Exchange Act, and the listing requirements of The NASDAQ Stock Market, and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Our compensation committee is responsible for, among other things:

•

reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries; incentive compensation plans, including the specific goals and amounts; equity compensation, employment agreements, severance arrangements and change in control agreements; and any other executive officer benefits, compensation or arrangements; provided that any approvals relating to our Chief Executive Officer’s compensation will be subject to the ratification of our entire board of directors, with any non-independent directors not voting;

•	administering our equity compensation plans; and

•	overseeing our overall compensation philosophy, compensation plans and benefits programs.

Our compensation committee may form subcommittees and may delegate to such subcommittees such power and authority as our compensation committee deems appropriate. Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. A copy of the charter of our compensation committee is available on our website at www.FireEye.com in the Governance section of our Investor Relations webpage. During 2019, our compensation committee held seven meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Kimberly Alexy, Ronald E. F. Codd and Robert E. Switz, each of whom is a non-employee member of our board of directors. Mr. Codd is the chair of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the listing requirements of The NASDAQ Stock Market. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and corporate governance committee operates under a written charter that satisfies the listing standards of The NASDAQ Stock Market. A copy of the charter of our nominating and corporate governance committee is available on our website at www.FireEye.com in the Governance section of our Investor Relations webpage. During 2019, our nominating and corporate governance committee held five meetings.

Government Classified Information and Security Committee

Our government classified information and security committee is comprised of Kevin R. Mandia and Enrique Salem. Mr. Mandia is the chair of our government classified information and security committee. Our government classified information and security committee is responsible for, among other things:

•

reviewing and making recommendations to our board of directors on matters concerning the Company that involve or relate to (i) information or activities that have been classified for purposes of national security by an agency or instrumentality of the government and (ii) the security of the Company’s personnel, data and facilities; and

•	assisting our board of directors in fulfilling its oversight responsibilities relating to such matters.

Our government classified information and security committee operates under a written charter. During 2019, our government classified information and security committee did not hold any meetings.

Compensation Committee Interlocks and Insider Participation

During 2019, Ronald E. F. Codd, Adrian McDermott, Stephen Pusey and Enrique Salem served as members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving on our compensation committee or our board of directors. We have had a compensation committee since November 2012. Prior to establishing the compensation committee, our full board of directors made decisions relating to the compensation of our executive officers.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the composition of our board of directors, including, without limitation, issues of character, integrity, judgment, diversity, age, independence, expertise, length of service, understanding of our business and other commitments. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Our nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing board of directors, (iv) the ability to assist and support management and make significant contributions to our success, and (v) an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no other stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees periodic board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for directors recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least 12 months prior to the date of the submission of the recommendation. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diversity of experience, skills and experience, including appropriate financial and other expertise relevant to our business. Stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and FireEye and evidence of the recommending stockholder’s ownership of our common stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board of directors membership. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4(ii) of our bylaws and the rules and regulations of the SEC. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to our Secretary at FireEye, Inc., 601 McCarthy Blvd., Milpitas, California 95035. To be timely for our 2021 annual meeting of stockholders, our Secretary must receive the nomination no earlier than January 28, 2021 and no later than February 27, 2021. The notice must state the information required by Section 2.4(ii) of our bylaws and otherwise must comply with applicable federal and state law.

Communications with the Board of Directors

We have a practice of regularly engaging with our stockholders to seek their feedback, as further described in the section titled “Stockholder Engagement” below. Additionally, stockholders wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our General Counsel at FireEye, Inc., 601 McCarthy Blvd., Milpitas, CA 95035. Our General Counsel will review all incoming stockholder communications (excluding mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material), and if deemed appropriate, the stockholder communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the chairman of our board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of

Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at www.FireEye.com in the Governance section of our Investor Relations webpage. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial, cybersecurity, information technology and data security risk exposures and the steps our management has taken to monitor and control these exposures, including the review of any programs and policies, as well as oversight of our enterprise risk management program. In addition, our audit committee monitors certain key risks on a regular basis throughout the fiscal year, such as risks associated with internal control over financial reporting, liquidity, cybersecurity, information technology and data security. Furthermore, our audit committee monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation programs, policies and practices. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Stockholder Engagement

We believe that effective corporate governance includes regular, constructive conversations with our stockholders, and we value our stockholders’ continued opinions and feedback. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders. In the last 12 months, as part of our ongoing stockholder engagement program, we have participated in more than 250 meetings with our institutional stockholders, during which we engaged in substantive discussions on our executive compensation, corporate governance, corporate performance and strategy. These discussions covered a variety of topics, including our executive compensation philosophy, the composition of our board of directors, our commitment to board diversity and our strategies to achieve and sustain profitable growth in the future.

Maintaining an active dialogue with our stockholders is consistent with our corporate values of transparency and accountability, and we intend to continue these efforts in the future.

Outside Director Compensation Policy

Members of our board of directors who are not our employees are eligible for awards under our Outside Director Compensation Policy, which our board of directors approved in August 2014 and subsequently amended in June 2016 and March 2017.

Under our Outside Director Compensation Policy, non-employee directors receive compensation in the form of equity awards, or a mixture of equity and cash awards, as described below:

Initial Award

Upon joining our board of directors, each new non-employee director elected or appointed will automatically receive an equity award of restricted stock units with a total value of $400,000. This award will vest as to 1/3 of the shares subject to the award annually over a three-year period, subject to continued service through each applicable vesting date.

Annual Awards

On the date of each annual meeting of stockholders, each non-employee director who has been a non-employee director for at least six months will be entitled to receive an annual fee with a total value based on board and other service as set forth in the following table, provided that no award will be granted to any non-employee director who is not continuing as a director following the applicable annual meeting of stockholders:

	Annual Fee
Board Member:	$200,000
Chairperson of the Board (if applicable):	$45,000
Lead Independent Director (if applicable):	$20,000

Committee Service:	Chair	Member
Audit:	$20,000	$7,000
Compensation:	$10,000	$5,000
Nominating and Corporate Governance:	$6,250	$2,500
Government Classified Information and Security:	$6,250	$2,500

Unless an eligible non-employee director elects to receive all of his or her annual fee in the form of an equity award of restricted stock units, 50% of an eligible non-employee director’s annual fee will be awarded in the form of an equity award of restricted stock units and the other 50% of such non-employee director’s annual fee will be awarded in the form of cash. All of a non-employee director’s equity award of restricted stock units will be granted to him or her on the date of the annual meeting of stockholders and will fully vest upon the earlier of the first anniversary of the grant date or the day prior to the next annual meeting of stockholders, in each case, subject to his or her continued service through the vesting date. All of a non-employee director’s cash, if any, will be paid to him or her in four equal installments on a quarterly basis, with one installment paid on the 15th day of each of the first four calendar quarters following the date of such annual meeting, in each case subject to his or her continued service through the applicable payment date.

For purposes of our Outside Director Compensation Policy, equity awards are valued at the fair market value of the shares subject to the award on the grant date of the award or such other methodology determined by our board of directors or our compensation committee.

2019 Director Compensation Table

The table below shows all compensation awarded to or paid in 2019 to our non-employee directors who served during 2019.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Kimberly Alexy(3)	55,625	222,497	278,122
Ronald E. F. Codd(4)	109,125	109,113	218,238
Adrian McDermott(5)	—	400,000	400,000
Stephen Pusey(6)	102,500	102,488	204,988
Enrique Salem(7)	—	257,497	257,497
Robert E. Switz(8)	—	209,488	209,488

(1)

The amounts reported in this column represent the aggregate amount of quarterly cash awards paid in 2019 in accordance with the Outside Director Compensation Policy. In accordance with the Outside Director Compensation Policy, Ms. Alexy received quarterly cash awards in January 2019 and April 2019 because she did not elect to receive all of her 2018 annual fees in the form of awards of restricted stock units, and she did not receive quarterly cash awards in July 2019 or October 2019 because she elected to receive all of her 2019 annual fees in the form of awards of restricted stock units.

(2)

On February 5, 2019, we granted an award of restricted stock units to Mr. McDermott upon his appointment to our board of directors, in accordance with the Outside Director Compensation Policy. Such award to Mr. McDermott vests over three years from the date of grant, with one-third of the shares subject to the award vesting on each anniversary of the date of grant, in each case subject to Mr. McDermott’s continued service through the applicable vesting date. On May 23, 2019, we granted awards of restricted stock units to Ms. Alexy and Messrs. Codd, Pusey, Salem and Switz for service on our board of directors, in accordance with the Outside Director Compensation Policy. Each such award to Ms. Alexy and Messrs. Codd, Pusey, Salem and Switz fully vests upon the earlier of the first anniversary of the grant date or the day prior to our next annual meeting of stockholders that follows the grant date, in each case, subject to continued service through the vesting date. Ms. Alexy and Messrs. Salem and Switz elected to receive all of their 2019 annual fees in the form of awards of restricted stock units. The amounts reported in this column represent the aggregate grant date fair value of the awards as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 21, 2020.

(3)	As of December 31, 2019, Ms. Alexy held 15,581 shares of common stock issuable upon the vesting of restricted stock units.
(4)

As of December 31, 2019, Mr. Codd held (i) options to purchase 118,000 shares of common stock at an exercise price of $2.48 per share, all of which were fully vested as of December 31, 2019, and (ii) 7,641 shares of common stock issuable upon the vesting of restricted stock units.

(5)	As of December 31, 2019, Mr. McDermott held 21,645 shares of common stock issuable upon the vesting of restricted stock units.
(6)	As of December 31, 2019, Mr. Pusey held 7,177 shares of common stock issuable upon the vesting of restricted stock units.
(7)	As of December 31, 2019, Mr. Salem held 18,032 shares of common stock issuable upon the vesting of restricted stock units.
(8)	As of December 31, 2019, Mr. Switz held 22,745 shares of common stock issuable upon the vesting of restricted stock units.

See the section titled “Executive Compensation” for information about the compensation of our Chief Executive Officer, who is both a director and one of our named executive officers for 2019.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of seven members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At the Annual Meeting, stockholders are being asked to elect two Class I directors for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Kimberly Alexy and Stephen Pusey as nominees for election as Class I directors at the Annual Meeting. If elected, each of Ms. Alexy and Mr. Pusey will serve as Class I directors until the 2023 annual meeting of stockholders and until their successors are elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Ms. Alexy and Mr. Pusey. We expect that Ms. Alexy and Mr. Pusey will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

Our bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested elections of directors. An uncontested election is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at this meeting is uncontested, and therefore, the majority voting standard will apply. That means, in order for a nominee to be elected, the votes cast “FOR” such nominee’s election must exceed the votes cast “AGAINST” such nominee’s election. Abstentions and broker non-votes with respect to the election of any nominee will have no effect on such nominee’s election. Under our Corporate Governance Guidelines, each director is required to submit in advance an irrevocable, conditional resignation that will be effective only upon both (1) the failure to receive the required vote at the next stockholders’ meeting at which the director faces reelection and (2) our board of directors’ acceptance of such resignation. If an incumbent director fails to receive the required vote for reelection, our nominating and corporate governance committee will act to determine whether to accept the director’s resignation and will submit its recommendation to our board of directors for consideration.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR” THE TWO NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP (“Deloitte”), as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2020. Deloitte also served as our independent registered public accounting firm for our fiscal year ended December 31, 2019.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Stockholder ratification of the appointment of Deloitte is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2020 if our audit committee believes that such a change would be in the best interests of FireEye and its stockholders. A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Deloitte for our fiscal years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees (1)	$3,135,628	$3,064,952
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees	—	—

	$3,135,628	$3,064,952

(1)

“Audit Fees” consist of fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2019 also included fees billed for professional services rendered in connection with our acquisition of Verodin in 2019 and Form S-8 consent issuances. Fees for 2018 also included fees billed for professional services rendered in connection with the adoption of ASC 842, Form S-8 consent issuance and our offering circular related to our convertible notes offering completed in the second quarter of 2018.

(2)

“Audit-Related Fees” consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	“Tax Fees” consist of fees for professional services rendered by Deloitte for tax compliance, tax advice and tax planning.

Auditor Independence

In 2019, there were no other professional services provided by Deloitte that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Deloitte for our fiscal years ended December 31, 2018 and 2019 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR

ENDING DECEMBER 31, 2020.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory (and non-binding) basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in the “Executive Compensation” section of this proxy statement beginning on page 34 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on FireEye, our compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, program, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we have provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Compensation Philosophy and Objectives” beginning on page 39 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure the retention of key management talent and that management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that FireEye’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in FireEye’s proxy statement for the 2020 annual meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Vote Required

The approval, on an advisory basis, of named executive officer compensation requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, abstentions will have the effect of a vote AGAINST the proposal. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE

OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that FireEye, Inc., or the Company, specifically incorporates it by reference in such filing.

The audit committee has reviewed and discussed the Company’s audited consolidated financial statements with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. The audit committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The audit committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Kimberly Alexy (Chair)

Ronald E. F. Codd

Robert E. Switz

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 30, 2020. Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Peter Bailey	47	Executive Vice President and Chief Operating Officer
Alexa King	52	Executive Vice President, General Counsel and Secretary
Kevin R. Mandia	49	Chief Executive Officer and Director
William T. Robbins	52	Executive Vice President, Chief Revenue Officer and General Manager of Products
Frank E. Verdecanna	49	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Peter Bailey has served as our Executive Vice President and Chief Operating Officer since February 2020. He previously served as our Executive Vice President of Corporate Strategy and Planning from December 2019 to February 2020. Prior to joining FireEye, Mr. Bailey served in various positions at Vertical Communications, Inc. (“Vertical Communications”), including as Chief Executive Officer from May 2011 to December 2019, as President from October 2009 to December 2019, as Chief Operating Officer from October 2009 to May 2011, and as Senior Vice President from October 2004 to October 2009. He has served on the board of directors of Vertical Communications since May 2011. Mr. Bailey holds a B.A. in English from Princeton University.

Alexa King has served as our General Counsel and Secretary since April 2012 and as our Executive Vice President since May 2016. She previously served as our Senior Vice President from April 2012 to May 2016. Prior to joining FireEye, Ms. King was Vice President, General Counsel and Secretary of Aruba Networks, Inc. from December 2005 to April 2012. From 2000 to 2005, Ms. King served as Senior Director of Legal at Siebel Systems, Inc. and her early career included working at Pillsbury Madison & Sutro (now Pillsbury Winthrop) and Fenwick & West. Ms. King has served on the board of directors of Vocera Communications, Inc. since July 2016. Additionally, Ms. King served as founding director of Pathbrite, Inc. (f/k/a RippleSend, Inc.) from 2008 to 2009 and as advisor from 2009 to 2011. Ms. King graduated magna cum laude from Harvard College with a degree in Eastern European Studies and received her J.D. from the University of California, Berkeley, School of Law, where she was named to the Order of the Coif.

Kevin R. Mandia has served as our Chief Executive Officer since June 2016 and as a member of our board of directors since February 2016. He previously served as our President from February 2015 to June 2016 and as our Senior Vice President and Chief Operating Officer from the date of our acquisition of Mandiant in December 2013 through February 2015. Prior to joining FireEye, Mr. Mandia was the Chief Executive Officer of Mandiant and had served in that capacity since he founded Mandiant in 2004. Prior to forming Mandiant, Mr. Mandia served as the Director of Computer Forensics at Foundstone (later acquired by McAfee Corporation) from 2000 to 2003 and as the Director of Information Security for Sytex (later acquired by Lockheed Martin) from 1998 to 2000. From 1993 to 2000, Mr. Mandia was an officer in the United States Air Force, where he served in various capacities, including as a computer security officer in the 7th Communications Group at the Pentagon, and later as a special agent in the Air Force Office of Special Investigations (AFOSI). Mr. Mandia holds a B.S. in Computer Science from Lafayette College and an M.S. in Forensic Science from The George Washington University. In 2011, Mr. Mandia was named Ernst & Young Entrepreneur of the Year for the Greater Washington area. He completed the Harvard Business School’s Owner/President Management Program in February 2013. Mr. Mandia has taught graduate level courses at Carnegie Melon University and The George Washington University and has co-authored two books on responding to security breaches: Incident Response: Performing Computer Forensics (McGraw-Hill, 2003) and Incident Response: Investigating Computer Crime (McGraw-Hill, 2001).

William T. Robbins has served as our Executive Vice President, Chief Revenue Officer and General Manager of Products since February 2020. He previously served as our Executive Vice President of Worldwide Sales from November 2016 to February 2020. Prior to joining FireEye, Mr. Robbins was Executive Vice President of Worldwide Sales of Nuance Communications, Inc. from December 2013 to November 2016. From January 2013 to December 2013, Mr. Robbins served as Chief Operating Officer of [24]7. From May 2005 to December 2012, Mr. Robbins held various positions at Symantec Corporation, most recently as Executive Vice President, Worldwide Sales & Services. Mr. Robbins holds both a B.S. in Economics and a B.B.A. in Finance from Southern Methodist University.

Frank E. Verdecanna has served as our Executive Vice President and Chief Financial Officer since February 2017 and as our Chief Accounting Officer since August 2016. He previously served as our Senior Vice President of Finance from November 2015 to February 2017, as our interim Chief Financial Officer from August 2015 to September 2015 and as our Vice President of Finance from November 2012 to November 2015. Prior to joining FireEye, Mr. Verdecanna was the Chief Financial Officer of Apptera, Inc., a mobile communications and advertising company, from February 2010 to November 2012. From October 2000 to July 2009, Mr. Verdecanna held various finance positions, most recently as Vice President and Chief Financial Officer, at iPass Inc., a publicly traded global provider of mobility software and services. Mr. Verdecanna holds a B.S. in Business Administration from California Polytechnic State University-San Luis Obispo.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2019 compensation of our principal executive officer, our principal financial officer, and the three executive officers (other than our principal executive officer and our principal financial officer) who were our most highly-compensated executive officers as of the end of 2019. These individuals were:

•	Alexa King, our Executive Vice President, General Counsel and Secretary;

•	Kevin R. Mandia, our Chief Executive Officer (our “CEO”);

•	Travis M. Reese, our President;

•	William T. Robbins, our Executive Vice President of Worldwide Sales; and

•	Frank E. Verdecanna, our Executive Vice President, Chief Financial Officer and Chief Accounting Officer.

These individuals (with the applicable titles described above as of the end of 2019) were our named executive officers (our “Named Executive Officers”) for 2019.

Management Changes

After the end of 2019, Mr. Robbins was promoted to the offices of Executive Vice President, Chief Revenue Officer and General Manager of Products effective February 4, 2020 and Mr. Reese retired effective March 1, 2020.

Overview

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended December 31, 2019. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including our Named Executive Officers, in 2019, and discusses the key factors that the Compensation Committee and our Board of Directors considered in determining the compensation of our Named Executive Officers.

Executive Summary, Strategic Context and 2019 Business Highlights

We provide a broad portfolio of cybersecurity solutions and services that allow organizations to prepare for, prevent, respond to, investigate and remediate cyber attacks. Our products include detection and prevention solutions for network, email, endpoint and cloud security, forensics appliances, our security validation platform, subscription-based threat intelligence and analytics solutions, and our Helix security platform. These products are complemented by our technology-enabled managed detection and response subscription services and our Mandiant incident response and strategic cyber security consulting services. Our portfolio of cybersecurity solutions and services is designed to minimize the risk of costly cyber security breaches by detecting and preventing advanced, targeted attacks and other evasive threats missed by other security controls. Our security validation platform allows organizations to test the effectiveness of their security environments against cyber attacks. Our Helix security platform enables more efficient management of security operations, including alert management and guided investigations and response when a breach occurs.

The cybersecurity industry is highly competitive. We believe the market opportunity is substantial, but we must adapt rapidly to changes in the threat environment and the development of new technologies to be successful.

Our long-term business strategy is based on the fundamental belief that our hands-on cybersecurity expertise and threat intelligence, combined with our innovative technologies, can protect our customers from the catastrophic consequences of cyber attacks. Our real-time knowledge of the threat landscape and the tools and techniques used by today’s threat actors allows us to establish trusted advisor relationships with our customers, contributing to high customer retention and follow-on purchases of additional solutions. Additionally, we apply our threat intelligence and the expertise gained on the front lines of cyber conflict in a unique learning system and innovation cycle that guides our product development efforts and helps our Managed Defense and Mandiant consulting teams identify, respond to and remediate breaches.

Since 2013, we have evolved our business from a focus on appliance-based detection and prevention of advanced threats in customers’ on-premise networks by expanding our portfolio of products and services to help our customers improve their resilience to all types of cyber threats across on-premise, cloud, and critical infrastructure environments.

In 2019, we continued to modernize our solutions and transform our business to achieve sustainable growth and profitability. For example, in May 2019, we acquired Verodin, Inc. (“Verodin”), a leading provider of security validation and attack simulation software. The Verodin platform adds significant new capabilities to our portfolio by identifying gaps in security effectiveness due to equipment misconfiguration, changes in the IT environment, evolving attacker tactics, and more. As a result of our efforts in 2019, billings for our solutions in the Platform, Cloud, and Services categories business exceeded our mature on-premise appliance business for the first time in the third quarter of 2019, and this continued and increased in the fourth quarter of 2019 as our solutions business accelerated. In addition, we achieved non-GAAP operating profitability, positive operating cash flow, and free cash flow for the year.

2019-Related Executive Compensation Actions

Consistent with our performance and compensation objectives, the Compensation Committee or our Board of Directors, as applicable, approved the following actions related to the 2019 compensation for our Named Executive Officers:

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Base Salary. Increased the annual base salary of Ms. King by 4% to reflect competitive market conditions. The annual base salaries of our other Named Executive Officers, including our CEO, remained unchanged from their 2018 levels;

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Target Cash Incentive Compensation Opportunities. Increased the target annual cash incentive compensation opportunity of Ms. King to reflect increases in her annual base salary, with the increased target being equal to 50% of her annual base salary. The target annual cash incentive compensation opportunities of our other Named Executive Officers, including our CEO, remained unchained from their 2018 levels;

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Short-Term Incentive Compensation. Based upon the levels of achievement of the corporate performance objectives and individual performance objectives established under our Employee Incentive Plan for the 2019 target annual cash incentive compensation opportunities of our Named Executive Officers, approved cash payouts ranging from $133,571 to $296,438, with a cash payout for our CEO in the amount of $296,438 (representing 70% of his 2019 target annual cash incentive compensation opportunity);

•

Long-Term Incentive Compensation. Continued the practice of providing long-term incentive compensation in the form of restricted stock unit (“RSU”) awards and performance-based restricted stock unit (“PSU”) awards for shares of our common stock;

•

Equity Awards. Granted a combination of RSU and PSU awards to our Named Executive Officers, subject to a time-based vesting requirement in the case of the RSU awards and both a performance condition and a time-based vesting requirement in the case of the PSU awards. 20% of the PSU awards granted in 2019 were tied to a new relative Total Shareholder Return (rTSR) performance measure based on our stock performance relative to the stock performance of companies in the Russell 2000 Index over a three-year performance period (2019-2021). The aggregate grant date fair value of the equity awards granted to our Named Executive Officers ranging from $2,521,530 to $7,004,250, with the aggregate grant date fair value of our CEO’s equity awards being $7,004,250; and

•

Payout of PSU Awards Granted in 2019. Based upon the level of achievement of the performance conditions for the portion of the PSU awards granted in 2019 that were tied to 2019 corporate performance measures, determined that 46.9% of the target number of shares of our common stock subject to such portion of the PSU awards had been earned, subject to the continued service of the applicable Named Executive Officers through the applicable vesting date (i.e., February 2020).

Pay for Performance

A significant portion of the target total direct compensation provided to our Named Executive Officers each year is at-risk and subject to our achieving our operating results as follows:

•	Our short-term incentive compensation program requires achievement of corporate and/or individual objectives for any payment to be made thereunder.

•

A significant portion (i.e., 50%) of the equity awards granted in 2019 to our Named Executive Officers were both at-risk and subject to achievement of pre-established performance objectives. If the performance objectives were not achieved at a threshold level, then none of the shares of our common stock subject to the PSU awards would be earned.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards that are consistent with our executive compensation philosophy. During 2019, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behavior that we do not believe serve our stockholders’ long-term interests:

What We Do

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Independent Compensation Committee. We maintain a Compensation Committee comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation opinions and concerns.

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Independent Compensation Advisors. We enable the Compensation Committee to engage and retain its own advisors. During 2019, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist with its responsibilities.

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Annual Executive Compensation Review. We support the Compensation Committee in its annual review of our executive compensation strategy, including its review of the compensation peer group used for comparative purposes and, to help avoid creating compensation-related risks that would be reasonably likely to have a material adverse effect on us, its annual review of our compensation-related risk profile.

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Equity-Based Compensation with Multi-Year Vesting Requirements. The Compensation Committee designs the equity awards granted to our executive officers to be consistent with current market practice. A significant portion of the equity awards vest over multi-year periods, which serves our long-term value creation goals and retention objectives.

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Prohibition on Hedging, Pledging, and Short Sales. We prohibit short sales, hedging and transactions in derivatives of FireEye securities for all FireEye personnel, including directors, officers, employees, independent contractors and consultants. In addition, we prohibit our executive officers and the non-employee members of our Board of Directors from pledging their equity securities or using such securities as collateral for a loan.

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Annual Succession Planning. We support our Board of Directors in its review of the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy and plans are in place for our most critical positions.

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Stock Ownership Guidelines. We maintain formal stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors to support these individuals acting as owners of the Company.

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Clawback Policy. We maintain a clawback policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements.

What We Do Not Do

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No Retirement Plans Other than Standard 401(k) Offered to All Employees. We do not offer pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans to our executive officers.

•	No Repricing or Reissuance of Stock Options. We do not reprice or reissue options to purchase shares of our common stock without stockholder approval.

•	Limited Perquisites. We do not provide perquisites and other personal benefits to our executive officers unless they serve a sound business purpose.

•	No “Single Trigger” Change of Control Payments or Benefits. We do not provide “single trigger” change of control payments or benefits to our executive officers.

•	No Tax Gross-up for Change in Control Payments or Benefits. We do not provide tax gross-ups for change in control payments or benefits to our executive officers.

•	No Strict Benchmarking of Compensation. We do not benchmark compensation to a specific percentile of our peer group.

•	No Guaranteed Compensation. We do not provide guaranteed incentive compensation, indefinite contracts, or excessive severance payments to our executive officers.

Response to Stockholder Advisory Vote on Named Executive Officer Compensation

The Compensation Committee considers the results of the annual stockholder advisory vote on the compensation of our named executive officers, as well as stockholder feedback on our executive compensation program, as part of its annual executive compensation review. In response to stockholder feedback, as well as the views expressed by the major proxy advisory firms in their annual compensation review and voting recommendations, we continue to revise and enhance our executive compensation program while remaining consistent with our compensation objectives, “pay for performance” philosophy and corporate values.

In 2018, we asked our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 2017. This “say on pay” proposal received support from approximately 62% of the votes cast. In response to our 2018 say-on-pay vote, as well as feedback from our stockholders received through our ongoing stockholder engagement efforts and commentary from the major proxy advisory firms in their annual compensation analysis and voting recommendations, we made the following changes to our 2019 executive compensation program:

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For our 2019 annual cash incentive program, we removed non-GAAP operating income as one of the corporate performance measures. This change responded to specific feedback we received that we refrain from using the same performance measure for both our short-term and long-term incentive compensation programs.

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For the performance-based equity awards granted in 2019, we tied 80% of the awards to our billings and non-GAAP operating income performance over three separate consecutive annual performance periods (e.g., for the 80% portion, 1/3 is tied to 2019 performance, 1/3 is tied to 2020 performance and 1/3 is tied to 2021 performance), with any shares earned for a performance period vesting shortly after the completion of that performance period (so that the award, to the extent earned, will vest 1/3 per year). This differs from our prior practice where the awards were based on a single year’s performance followed by time-based vesting of earned shares in subsequent years. This change responded to specific feedback we received that we shift more of our executive officers’ long-term compensation toward sustained multi-year company performance.

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For the performance-based equity awards granted in 2019, we tied 20% of the awards to a new relative Total Shareholder Return (“rTSR”) performance measure. The rTSR measure is based on our stock performance relative to the stock performance of companies in the Russell 2000 Index over a three-year performance period (2019-2021). Given that half of the equity awards granted to our executive officers in 2019 were performance-based equity awards, 10% of all such equity awards are based on the rTSR measure. The introduction of the rTSR measure responded to specific feedback we received that we shift more of our executive officers’ compensation toward long-term stock performance.

At our 2019 annual meeting of stockholders, our “say on pay” proposal received support from approximately 94% of the votes cast. As a result, we believe that our stockholders favorably viewed the structure of our executive compensation program. However, in response to feedback from our stockholders received through our ongoing stockholder engagement efforts, and due to competitive market conditions, we have made the following additional changes to our executive compensation program for 2020:

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For our 2020 annual cash incentive program, we added annual recurring revenue (“ARR”) as an additional corporate performance measure. This change responded to specific feedback we received that we add ARR as a performance measure for our executive compensation program because investors generally place a higher relative value on companies with significant recurring revenues, and ARR aligns with how our customers are increasingly purchasing our solutions and services and how we are managing our business as we offer more and more solutions through subscriptions and services.

•

For time-based equity awards granted in 2020 to our existing executive officers, but not any time-based equity awards granted in 2020 to any new executive officers, we provided that the awards are scheduled to vest quarterly in 16 equal installments over four years. This differs from our prior practice where 25% of the awards were scheduled to vest after one year, with the remaining portion being scheduled to vest quarterly in 12 equal installments thereafter over the following three years. This change was to help make our “follow-on” time-based equity awards more competitive with the practices of our competitors and was consistent with the practices of many companies in our executive compensation peer group.

The Compensation Committee will continue to consider best practices from a stockholder and corporate governance perspective when it designs our executive compensation program. Further, the Compensation Committee will continue to consider feedback received through our stockholder engagement efforts, as well as the results of the annual advisory vote on our executive compensation program and policies, and use this feedback in shaping our future executive compensation program.

Compensation Philosophy and Objectives

Compensation Philosophy

As a cybersecurity provider, we operate in a rapidly evolving and intensely competitive industry sector. To succeed in this environment, we must attract and retain a highly talented executive team, including executive officers with strong leadership skills who can run our business functions, achieve results that meet our clients’ objectives, and sell our products, subscriptions and services. We compete with other companies in our industry and other technology companies in the San Francisco Bay Area to attract and retain a skilled management team. We have designed our executive compensation program to accomplish our goals in the highly competitive area for top talent, while at the same time fostering a “pay for performance” environment that aligns the long-term interests of our executive officers with the interests of our stockholders.

Compensation Program Objectives

To be successful in our industry requires that we continually build on our expertise in the cybersecurity space, expand the breadth and quality of our solutions, continuously enhance our technology platforms, and manage our expanding operations efficiently and effectively. Our executive compensation program is designed to achieve these objectives so that we are able to:

•	attract and retain talented and experienced executive officers, who possess the knowledge, skills, and leadership criteria critical to our success;

•	motivate these executive officers to achieve our business objectives and uphold our core values;

•	promote teamwork within the executive team, while also recognizing the unique role each executive officer plays in our success; and

•	ensure the alignment of the long-term interests of our executive officers with the interests of our stockholders.

As we continue to grow as a publicly-traded company, we will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the Compensation Committee to review executive compensation annually. Further, as part of this review process, we expect the Compensation Committee to apply our values and the objectives described above, while considering the compensation levels needed to ensure that our executive compensation program remains competitive.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee oversees our executive compensation and other compensation and benefit programs, administers our equity compensation plans, and reviews, formulates, and determines the design and amount of compensation for our executive officers, including our Named Executive Officers, except that any approvals by the Compensation Committee relating to the compensation of our Chief Executive Officer are subject to the ratification of our Board of Directors (with any non-independent directors abstaining from the vote).

At the beginning of each year, the Compensation Committee reviews our executive compensation program, including any incentive compensation plans and arrangements to determine whether they are appropriate, properly coordinated, and achieve their intended purposes and makes any modifications to existing plans and arrangements or adopts new plans or arrangements. The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and the achievement of our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee, from time to time, makes changes in our executive compensation program or recommends changes to our Board of Directors.

The factors considered by the Compensation Committee in determining the compensation of our executive officers and developing its recommendations to our Board of Directors for 2019 included:

•	the recommendations of our Chief Executive Officer (except with respect to his own compensation) as described below;

•	our corporate growth and other elements of financial performance;

•	the individual achievement of each executive officer against his or her management objectives;

•	a review of the relevant competitive market data (as described below);

•	the expected future contribution of the individual executive officer; and

•	internal pay equity based on the impact on our business and performance.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation determinations and recommendations. Rather, in making its determinations and recommendations, the members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at www.FireEye.com in the Governance section of our Investor Relations webpage.

Role of Management

Our Chief Executive Officer works closely with the Compensation Committee in determining the compensation of our other executive officers, including our other Named Executive Officers. Typically, our Chief Executive Officer works with the Compensation Committee to recommend the structure of the annual cash incentive compensation opportunities, to identify and develop corporate and individual performance objectives for such cash incentive compensation opportunities, and to evaluate actual performance against the selected measures. Our Chief Executive Officer also makes recommendations to the Compensation Committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.

At the beginning of each year, our Chief Executive Officer reviews the performance of our other executive officers for the previous year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation. These recommendations concern the base salary, annual cash incentive compensation, and long-term incentive compensation for each of our executive officers (other than himself) based on our results, the individual executive officer’s contribution to these results, and his or her performance toward achieving his or her individual performance objectives. The Compensation Committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target total direct compensation of each executive officer (other than our Chief Executive Officer), as well as each individual compensation element.

While the Compensation Committee considers our Chief Executive Officer’s recommendations, it only uses these recommendations as one of several factors in making its decisions with respect to the compensation of our executive officers. In all cases, the final decisions on compensation matters are made by the Compensation Committee or our Board of Directors (with any non-independent directors abstaining from the vote). Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.

At the request of the Compensation Committee, our Chief Executive Officer typically attends a portion of each Compensation Committee meeting in which executive compensation is discussed, including meetings at which the Compensation Committee’s compensation consultant is present.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more executive compensation advisors, as it determines in its sole discretion, including compensation consultants, legal counsel, accounting, and other advisors, to assist in the creation of our compensation plans and arrangements and related policies and practices. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.

During 2019, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the Compensation Committee by Compensia in 2019 were as follows:

•	conducted a review and updating of the compensation peer group;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	provided advice with respect to compensation best practices and market trends for our executive officers and the non-employee members of our Board of Directors; and

•	provided ad hoc advice and support throughout the year.

The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Compensia attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chair and with management as circumstances warrant. All decisions regarding the compensation of our executive officers, however, are made by the Compensation Committee (provided that any approvals by the Compensation Committee relating to the compensation of our Chief Executive Officer are subject to the ratification of our Board of Directors, with any non-independent directors abstaining from the vote) or our Board of Directors (with any non-independent directors abstaining from the vote).

Compensia reports directly to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable NASDAQ Listing Standards, and concluded that that there are no conflicts of interest with respect to the work that Compensia performs for the Compensation Committee.

Use of Competitive Market Data

As one of many factors in its deliberations on compensation matters, the Compensation Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data, but does not use this data for setting compensation levels to meet specific percentiles. This market data is drawn from a select group of peer companies developed by the Compensation Committee.

At the direction of the Compensation Committee, Compensia developed a revised compensation peer group in October 2018 to ensure that our executive compensation decisions for 2019 were positioned to be competitive with comparable peer companies. This updated peer group was based on an evaluation of companies that the Compensation Committee believed were comparable to us, taking into consideration the size of each company (based on revenues and market capitalization) and the following additional factors:

•	the comparability of the company’s business model;

•	the company’s business services focus;

•	the comparability of the company’s operating history;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the stage of the company’s maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete);

•	the companies we most often compete with for talent when hiring; and

•	the comparability of the company’s operational performance (for consistency with our strategy and future performance expectations).

Based on these criteria, the Compensation Committee approved an updated compensation peer group consisting of 20 publicly-traded business services and related technology companies. At the time Compensia updated the peer group, the selected companies had revenues ranging from approximately $344 million to approximately $2.1 billion, with a median of $662 million, and market capitalizations ranging from approximately $1.7 billion to approximately $19.6 billion, with a median of $5.5 billion. The companies comprising the compensation peer group were as follows:

Aspen Technology	Imperva	Splunk
Box	LendingClub	Tableau Software
Commvault Systems	LogMeIn	Twilio
Cornerstone OnDemand	Medidata Solutions	Ultimate Software Group
Envestnet	Palo Alto Networks	Yelp
Fortinet	Progress Software	Zendesk
Guidewire Software	Proofpoint

Of the 20 companies in our 2019 compensation peer group, 17 were carried over from 2018 (Aspen Technology, Box, Cornerstone OnDemand, Envestnet, Fortinet, Guidewire Software, LendingClub, Medidata Solutions, Palo Alto Networks, Progress Software, Proofpoint, Splunk, Tableau Software, Twilio, Ultimate Software Group, Yelp and Zendesk). The turnover of our compensation peer group was a result of the evaluation and selection criteria described above.

The Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements

Our executive compensation program consists primarily of three elements: base salary, short-term incentive compensation in the form of cash awards, and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several Company-wide welfare and health benefit plans, which are consistent with the arrangements offered to our other employees in the United States. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.

We use these compensation elements to make up our executive compensation program because (i) they are consistent with the programs of other companies in our competitive market and allow us to effectively compete for highly-qualified talent, (ii) each element supports achievement of one or more of our compensation objectives, and (iii) collectively, they have been and, we believe, will continue to be, effective means for motivating our executive officers. We view the three primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, or that significant compensation from one element should negate or reduce compensation from other elements.

Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our Named Executive Officers in 2019 under each of these elements.

Base Salary

We believe that a competitive base salary is necessary to attract and retain a stable executive team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers.

Thereafter, the Compensation Committee or our Board of Directors reviews the base salaries of our executive officers, including our Named Executive Officers, at least annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In January 2019, the Compensation Committee reviewed the base salaries of our executive officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee determined that an adjustment was necessary and appropriate in the case of Ms. King to maintain the competitiveness of her target total cash compensation and decided to increase her base salary compared to her 2018 level, effective as of January 1, 2019.

The ending base salaries of our Named Executive Officers for 2019 compared to 2018 levels were as follows:

Named Executive Officer	Ending 2018 Base Salary	Ending 2019 Base Salary	Amount Increase	Percentage Increase
Ms. King	$366,667	$383,000	$16,333	4%
Mr. Mandia	$425,000	$425,000	—	—
Mr. Reese	$400,000	$400,000	—	—
Mr. Robbins	$462,500	$462,500	—	—
Mr. Verdecanna	$400,000	$400,000	—	—

The base salaries earned by our Named Executive Officers for 2019 are set forth in the “Summary Compensation Table for Fiscal Year 2019” below.

Annual Cash Incentive Compensation—Overview

We use annual cash incentive compensation paid under our Employee Incentive Plan (the “Incentive Plan”) to motivate our executive officers, including our Named Executive Officers, and other designated employees to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, this annual cash incentive compensation is intended to help us deliver a competitive total direct compensation opportunity to our executive officers.

Under the Incentive Plan, the Compensation Committee or our Board of Directors establishes annual performance measures and related target levels applicable to any cash incentive compensation opportunity under the Incentive Plan each year. Performance objectives that involve our financial results may be determined in accordance with GAAP or may consist of non-GAAP financial measures, and any actual results may be adjusted by the Compensation Committee or our Board of Directors for one-time items or unbudgeted or unexpected items when determining whether the performance objectives have been met. Individual performance objectives may be established on the basis of any factors the Compensation Committee or our Board of Directors determines relevant, and may be adjusted on an individual, divisional, business unit, or Company-wide basis. The performance objectives may differ from participant to participant and from cash incentive compensation opportunity to cash incentive compensation opportunity.

The Compensation Committee or our Board of Directors may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual cash payment, and/or increase, reduce, or eliminate the amount of cash allocated for a particular performance period. The actual cash payment may be below, at, or above a participant’s target cash incentive compensation opportunity, in the Compensation Committee’s or our Board of Directors’ sole discretion. The Compensation Committee or our Board of Directors may determine the amount of any reduction or increase on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual cash incentive compensation is paid only after it is earned.

The Compensation Committee and our Board of Directors have the authority to amend, alter, suspend, or terminate annual performance measures and related target levels, provided that such action does not impair the existing rights of any participant with respect to any earned cash incentive compensation.

Target Cash Incentive Compensation Opportunities

The Compensation Committee or our Board of Directors reviews the performance of each executive officer, including each of our Named Executive Officers, relative to his or her target cash incentive compensation opportunity objectives at its regularly scheduled first quarter meeting. Based on this review, the Compensation Committee (with respect to each executive officer other than our CEO) or our Board of Directors determines and approves the cash payment for each of our eligible executive officers.

In January 2019, the Compensation Committee reviewed the annual target cash incentive compensation opportunities of our executive officers, and our Board of Directors (with our sole non-independent director not present at the meeting) also reviewed the annual target cash incentive compensation opportunities of our CEO, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own annual target cash incentive compensation opportunity), as well as the other factors described above. Following its review, the Compensation Committee determined that an adjustment was necessary and appropriate in the case of Ms. King to maintain the competitiveness of her target total cash compensation and decided to increase her annual target cash incentive compensation opportunity compared to her 2018 level, effective as of January 1, 2019. Following its review, our Board of Directors determined not to make any adjustments to the target cash incentive compensation opportunity for our CEO.

Additionally, in January 2019, under the terms of the Incentive Plan, the Compensation Committee established annual performance measures and related target levels for potential 2019 cash incentive compensation for our executive officers (the “2019 Incentive Compensation Plan”). The 2019 Incentive Compensation Plan provided the eligible executive officers with an opportunity to receive cash incentive compensation in February 2020, subject to the achievement of corporate and individual performance objectives in 2019.

The annual target cash incentive compensation opportunities of our Named Executive Officers under the 2019 Incentive Compensation Plan were as follows:

Named Executive Officer	2018 Target Cash Incentive Compensation Opportunity	2019 Target Cash Incentive Compensation Opportunity	Amount Increase	Percentage Increase	2019 Target Cash Incentive Compensation Opportunity (as a percentage of ending 2019 annual base salary)
Ms. King	$183,333	$191,500	$8,167	4%	50%
Mr. Mandia	$425,000	$425,000	—	—	100%
Mr. Reese	$320,000	$320,000	—	—	80%
Mr. Robbins	$362,500	$362,500	—	—	78%
Mr. Verdecanna	$200,000	$200,000	—	—	50%

Short-Term Incentive Compensation

Weighting of Target Cash Incentive Compensation Opportunities

Under the 2019 Incentive Compensation Plan, the target cash incentive compensation opportunities of our Named Executive Officers were weighted 75% to corporate performance objectives and 25% to individual performance objectives.

The Compensation Committee determined these allocations to be appropriate to focus our executive officers on our short-term financial objectives as reflected in our annual operating plan while, at the same time, recognizing their contributions to the achievement of these objectives and the successful execution of their individual roles and responsibilities.

Corporate Performance Objectives

For 2019, the Compensation Committee selected revenue and free cash flow as the corporate performance measures for the 2019 Incentive Compensation Plan.1 Unlike the prior year, the Compensation Committee did not include non-GAAP operating income as one of the corporate performance measures based on specific feedback we received from stockholders that we refrain from using the same performance measure for both our short-term and long-term incentive compensation programs. The Compensation Committee believed revenue and free cash flow performance measures were appropriate for our business because they provided a balance between generating revenue, generating cash and growing our business, which it believes directly influences long-term stockholder value. At the same time, for each of these measures, the Compensation Committee established target performance levels that it believed would be challenging, but attainable, through the successful execution of our annual operating plan.

[1]	Free cash flow is a non-GAAP financial measure. A reconciliation of GAAP to non-GAAP financial measures is provided in Annex A included at the end of this proxy statement.

For the 2019 Incentive Compensation Plan, each of these corporate performance measures was equally weighted. The actual cash payment with respect to each measure was to be determined independently, in accordance with the following schedules (each, a “2019 Incentive Compensation Plan Payout Schedule”):

Achievement Level of 2019 Revenue	Payment Factor
110% or greater	150%
At least 101% but less than 110%	5:1 Addition from 101% to 110% achievement
At least 94% through 100%	10:1 Addition from 94% to 100% achievement
93%	30%
Less than 93%	0%

Achievement Level of 2019 Free Cash Flow	Payment Factor
180% or greater	150%
At least 101% but less than 180%	0.625:1 Addition from 101% to 180% achievement
At least 51% through 100%	1:1 Addition from 51% to 100% achievement
50%	50%
Less than 50%	0%

Under the 2019 Incentive Compensation Plan, our Board of Directors or Compensation Committee could adjust the target or achievement levels for each corporate performance measure in the event a merger, acquisition or other unforeseeable future event occurred.

In January 2019, the Compensation Committee established target levels for the corporate performance measures based on revenue and free cash flow under the 2019 Incentive Compensation Plan. In July 2019, the Compensation Committee updated these target levels due to our acquisition of Verodin, Inc. in May 2019, to account for the planned impact of the acquisition on our 2019 financial performance. The initial and updated target levels for the corporate performance measures under the 2019 Incentive Compensation Plan were as follows:

Financial Measure	Initial Fiscal 2019 Target Level	Updated Fiscal 2019 Target Level	Percentage of 2019 Target Cash Incentive Compensation Opportunity Based on Two Financial Measures
Revenue	$895.0 million	$915.2 million	37.5%
Free cash flow	$58.0 million	$46.5 million	37.5%

Individual Performance Objectives

In addition to the corporate performance objectives, the annual cash incentive compensation for our executive officers was also based on each executive officer’s achievement against his or her individual performance objectives. The individual performance objectives for our Named Executive Officers were established by the Compensation Committee in discussions with our CEO (except with respect to his own individual performance objectives). The individual performance objectives could be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focused on key departmental or operational objectives or functions. Most of these objectives were intended to provide a set of common goals that facilitated collaborative management and engagement, although our executive officers could also be assigned individual goals. These objectives set expectations for what our Chief Executive Officer and the Compensation Committee anticipated would be the means by which the individual component of cash incentive compensation were determined. In all cases, the individual performance objectives were intended to be challenging, but attainable, and designed to produce annual cash incentive payments that reflect meaningful performance requirements.

The individual performance objectives for our Named Executive Officers under the 2019 Incentive Compensation Plan were established at the beginning of 2019, were qualitative in nature and were closely linked to their roles at the time.

•

Ms. King: Ms. King’s specific goals included managing our privacy function, supporting our mergers and acquisition activity, developing and building our patent portfolio and trademarks, managing our equity program, and managing the legal function with respect to commercial, employment, corporate and securities matters.

•

Mr. Mandia: Mr. Mandia’s specific goals included customer engagement activities, participating in media and press engagements, providing product strategy and vision overall, and other goals related to achieving our externally-communicated financial targets.

•

Mr. Reese: Mr. Reese’s specific goals included customer engagement activities, business planning activities, and translating global business priorities into operational tactics for our products, subscriptions and services.

•	Mr. Robbins: Mr. Robbins’ specific goals included driving our global sales efforts, assisting with business planning activities, and customer engagement activities.

•

Mr. Verdecanna: Mr. Verdecanna’s specific goals included business planning activities, public financial reporting activities, investor relations activities, and identifying additional opportunities for corporate performance optimization.

The evaluation of our CEO under the 2019 Incentive Compensation Plan was based on an assessment by our Board of Directors (with our CEO not present at the meeting) against his individual performance objectives for the year. The evaluation of each of our other executive officers under the 2019 Incentive Compensation Plan was based on an assessment by our CEO against their respective individual performance objectives for the year. Because our CEO is closest to the performance of the other executive officers, he determined if the individual performance objectives were met, how they were met and whether there were other objectives that were more relevant indicators of performance for that individual. Our CEO then made his recommendations about achievement for the individual performance objectives to the Compensation Committee and our Board of Directors, which they then took into consideration. The Compensation Committee and our Board of Directors had complete discretion to accept our CEO’s recommendation, or to increase, reduce, or eliminate this aspect of an executive officer’s cash incentive compensation based on any factors they deemed relevant.

In January 2020, the level of achievement and payment associated with the individual performance objectives established for each executive officer (other than our CEO) were determined by our CEO and then submitted to the Compensation Committee and our Board of Directors for review and approval. Payments for the individual performance component of the 2019 Incentive Compensation Plan could be up to 150% of the portion of each executive officer’s target cash incentive compensation opportunity allocated to individual performance.

2019 Performance Results and Award Decisions

In February 2020, our Board of Directors (with our sole non-independent director not present at the meeting and therefore not voting) determined the levels of our achievement, and corresponding payout levels pursuant to the 2019 Incentive Compensation Plan Payout Schedules, with respect to the corporate performance objectives under the 2019 Incentive Compensation Plan, and approved the following payout levels:

Corporate Performance Objective	2019 Target Level	Actual 2019 Achievement	Corresponding Payout Level	Approved Payout Level
Revenue	$915.2 million	$889.2 million	70%	70%
Free cash flow	$46.5 million	$26.0 million	56%	56%

(1)	Free cash flow for purposes of the 2019 Incentive Compensation Plan excluded $4.1 million in restructuring costs paid by the Company in 2019.

Also in February 2020, our Board of Directors determined (with our sole non-independent director not present at the meeting and therefore not voting) that the individual performance objectives had been attained at the following percentage levels:

Named Executive Officer	Individual Performance Objectives Attainment Level
Ms. King	90%
Mr. Mandia	90%
Mr. Reese	70%
Mr. Robbins	90%
Mr. Verdecanna	90%

Additionally, in February 2020, based on its review of our overall performance in 2019 against the corporate performance objectives and, to the extent applicable, the achievement of individual performance objectives of our Named Executive Officers as described above, our Board of Directors determined (with our sole non-independent director not present at the meeting and therefore not voting) to award cash payments under the 2019 Incentive Compensation Plan as follows to our Named Executive Officers:

Named Executive Officer	2019 Target Cash Incentive Compensation Opportunity	Amount Related to Corporate Financial Objectives	Amount Related to Individual Performance Objectives	Actual Cash Incentive Payment	Percentage of Target Cash Incentive Compensation Opportunity
Ms. King	$191,500	$143,625	$47,875	$133,571	70%
Mr. Mandia	$425,000	$318,750	$106,250	$296,438	70%
Mr. Reese	$320,000	$240,000	$80,000	$207,200	65%
Mr. Robbins	$362,500	$271,875	$90,625	$252,844	70%
Mr. Verdecanna	$200,000	$150,000	$50,000	$139,500	70%

The cash amounts paid to our Named Executive Officers under the 2019 Incentive Compensation Plan are set forth in the “Summary Compensation Table for Fiscal Year 2019” below under the heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation

We believe that if our executive officers own shares of our common stock in amounts that are significant to them, they will have an incentive to act to maximize long-term stockholder value. As discussed in the section “Other Compensation Policies” below, we use stock ownership guidelines to complement our long-term incentive compensation arrangements, so our executive officers maintain a strong link to the interests of our stockholders and to the movements in our stock price. We also believe that long-term incentive compensation in the form of equity awards is an integral component of our efforts to attract and retain exceptional executive officers. In the past six years, we have relied on RSU awards that may be settled for shares of our common stock and PSU awards pursuant to which shares of our common stock may be earned as the principal vehicles for delivering long-term incentive compensation opportunities to our executive officers. We believe this approach enables us to attract and retain key talent in our industry and aligns our executive team’s interests with the long-term interests of our stockholders.

Generally, in determining the size of the equity awards granted to our executive officers, the Compensation Committee or our Board of Directors, as applicable, takes into consideration the recommendations of our Chief Executive Officer (except with respect to his own equity awards), as well as a competitive market analysis performed by Compensia and the factors described above. The Compensation Committee or our Board of Directors, as applicable, also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.

2019 Awards

In February 2019, our Board of Directors granted equity awards to our Named Executive Officers, in recognition of our financial results and their individual performance for 2018 and, in the case of our CEO, his continued effectiveness in overseeing the efforts of our executive officers to achieve our short-term and long-term business objectives. In determining the amount of the equity awards for our Named Executive Officers (other than our CEO), our Board of Directors took into consideration the recommendations of our CEO, as well as the factors described above. With respect to the equity awards for our CEO, our Board of Directors took into consideration the factors described above and determined that, given his responsibilities and importance to us, our CEO’s equity awards should be larger than the awards of the other executive officers to reflect his greater role and responsibilities. Our Board of Directors also considered a competitive market analysis performed by Compensia and the existing equity holdings of our Named Executive Officers, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

The equity awards granted to our Named Executive Officers in February 2019 consisted of both RSU and PSU awards, and the total number of shares of our common stock underlying all of the RSU awards and the target and maximum number of shares of our common stock underlying all of the PSU awards granted in February 2019 were as follows:

	RSU Awards	PSU Awards
Named Executive Officer	Number of Shares	Target Number of Shares under PSU Awards	Maximum Number of Shares (assuming overachievement)
Ms. King	67,500	67,500	101,250
Mr. Mandia	187,500	187,500	281,250
Mr. Reese	162,500	162,500	243,750
Mr. Robbins	112,500	112,500	168,750
Mr. Verdecanna	107,500	107,500	161,250

The RSU awards were subject to a time-based vesting requirement. Pursuant to this vesting requirement, with respect to all of the RSU awards, one-fourth of the shares of our common stock subject to the RSU awards will vest on February 15, 2020, and the remaining shares subject to the RSU awards vesting quarterly thereafter in 12 generally equal installments, with the vesting in each case being subject to the executive officer’s continued service with us through the applicable vesting date.

The PSU awards were subject to both performance conditions and time-based vesting requirements, and had three components:

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50% of the target number of shares of our common stock that could be earned under each PSU award was based on our billings performance over three separate consecutive annual performance periods (e.g., for the 50% portion, 1/3 was tied to 2019 performance, 1/3 was tied to 2020 performance and 1/3 was tied to 2021 performance), with any shares earned for a performance period vesting in the February following the completion of that performance period (so that the 50% portion, to the extent earned, will vest 1/3 per year), subject to the executive officer’s continued service with us through the applicable vesting date.

•

30% of the target number of shares of our common stock that could be earned under each PSU award was based on our non-GAAP operating income performance over three separate consecutive annual performance periods (e.g., for the 30% portion, 1/3 was tied to 2019 performance, 1/3 was tied to 2020 performance and 1/3 was tied to 2021 performance), with any shares earned for a performance period vesting in the February following the completion of that performance period and determination of the performance results by the Compensation Committee (so that the 30% portion, to the extent earned, will vest 1/3 per year), subject to the executive officer’s continued service with us through the applicable vesting date.

•

20% of the target number of shares of our common stock that could be earned under each PSU award was based on a relative Total Shareholder Return (“rTSR”) performance measure. The rTSR measure is based on our stock performance relative to the stock performance of companies in the Russell 2000 Index over a three-year performance period (2019-2021). Any shares earned will vest shortly after the completion of the performance period (so that the 20% portion, to the extent earned, will vest on February 2022), subject to the executive officer’s continued service with us through the vesting date.

The following table summarizes the performance measures and related target share percentages by performance period underlying the PSU awards granted to our executive officers in 2019:

Performance Measure	Target Number of Shares under PSU Awards Tied to 2019 Performance	Target Number of Shares under PSU Awards Tied to 2020 Performance	Target Number of Shares under PSU Awards Tied to 2021 Performance	Target Number of Shares under PSU Awards Tied to rTSR for 2019-2021	Total
Billings	17%	17%	17%	—	50%
Non-GAAP operating income	10%	10%	10%	—	30%
Relative Total Shareholder Return	—	—	—	20%	20%
Total	27%	27%	27%	20%	100%

Pursuant to the performance conditions under each PSU award, the number of shares of our common stock that could be earned with respect to a performance measure for a performance year or three-year performance period, as applicable, was based on pre-established threshold, target, and maximum performance levels for such performance measure for such performance year or three-year performance period, as applicable.

The PSU awards provided that, for the performance period commencing on January 1, 2019 and ending on December 31, 2019, the number of shares of our common stock earned with respect to the 2019 billings performance measure or the 2019 non-GAAP operating income performance measure would be determined independently, in accordance with the following payout schedules (each, a “2019 PSU Payout Schedule”):

Achievement Level of 2019 Billings	Payment Factor
110% or greater	150%
At least 101% but less than 110%	5:1 Addition from 101% to 110% achievement
At least 91% through 100%	5:1 Addition from 91% to 100% achievement
90%	50%
Less than 90%	0%

Achievement Level of 2019 Non-GAAP Operating Income	Payment Factor
200% or greater	150%
At least 101% but less than 200%	0.5:1 Addition from 101% to 200% achievement
At least 51% through 100%	1:1 Addition from 51% to 100% achievement
50%	50%
Less than 50%	0%

The PSU awards further provided that, for the three-year performance period commencing on January 1, 2019 and ending on December 31, 2021, the number of shares of our common stock earned with respect to the rTSR performance measure would be determined independently, in accordance with the following payout schedule:

3-Year (2019-2021) rTSR Performance Relative to Indexed Companies	Payment Factor*
At or above 75th percentile	150%
Above 55th percentile but below 75% percentile	2.5:1 Addition from 56th to 75th percentile
55th percentile	100%
Above 25th percentile but below 55% percentile	3.33:1 Addition from 26th to 55th percentile
At or below 25th percentile	0%

*	Payment factor is capped at 100% if rTSR is negative.

In February 2019, our Board of Directors established target levels for the 2019 performance measures under the PSU awards. In July 2019, the Compensation Committee updated these target levels due to our acquisition of Verodin, Inc. in May 2019, to account for the planned impact of the acquisition on our 2019 financial performance. The initial and updated target levels for the 2019 performance measures under the PSU awards granted in 2019 were as follows:

2019 Performance Measure[2]	Initial Fiscal 2019 Target Level	Updated Fiscal 2019 Target Level
Billings	$950.0 million	$970.0 million
Non-GAAP operating income	$50.0 million	$48.6 million

Payout of 2019 PSU Awards for 2019 Performance

In February 2020, our Board of Directors determined that, with our actual billings in 2019 being $926.1 million, the 2019 billings performance measure under the applicable PSU awards described above was achieved at the 95% level, equating to 75% of the target number of shares of our common stock being earned pursuant to the performance requirements for the portions of the PSU awards tied to 2019 billings performance.

Our Board of Directors also determined that, with our actual non-GAAP operating income in 2019 being $11.8 million, the 2019 non-GAAP operating income performance measure under the applicable PSU awards described above was achieved at the 24% level, equating to none of the target number of shares of our common stock earned pursuant to the performance requirements for the portions of the PSU awards tied to 2019 non-GAAP operating income performance.

For the portions of the PSU awards which were measured on 2019 billings performance (i.e., 17% of the total PSU awards) and 2019 non-GAAP operating income performance (i.e., 10% of the total PSU awards), the blended payout for both measures represented 46.9% of the target number of shares of our common stock under such portions of the PSU awards being earned.

[2]	Billings and non-GAAP operating income are non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures is provided in Annex A included at the end of this proxy statement.

The following table sets forth the number of shares earned and approved for settlement and release, and the corresponding number of shares cancelled, for the portion of the PSU awards granted in 2019 to our Named Executive Officers that were tied to 2019 performance:

Named Executive Officer	Target Number of Shares under PSU Awards Tied to 2019 Billings Performance and 2019 Non-GAAP Operating Income Performance	Approved Payout Level for PSU Awards Tied to 2019 Billings Performance and 2019 Non-GAAP Operating Income Performance	Actual Number of Shares Approved for Release under PSU Awards Tied to 2019 Billings Performance and 2019 Non-GAAP Operating Income Performance	Number of Shares Cancelled under PSU Awards Tied to 2019 Billings Performance and 2019 Non-GAAP Operating Income Performance
Ms. King	18,000	46.9%	8,437	9,563
Mr. Mandia	50,000	46.9%	23,437	26,563
Mr. Reese	43,333	46.9%	20,312	23,021
Mr. Robbins	30,000	46.9%	14,062	15,938
Mr. Verdecanna	28,666	46.9%	13,437	15,229

The equity awards granted in 2019 to our Named Executive Officers are set forth in the “Summary Compensation Table for Fiscal Year 2019” and the “Grants of Plan-Based Awards Table for Fiscal Year 2019” below.

2016 Award for Mr. Robbins

In December 2016, in connection with Mr. Robbins joining FireEye, the Compensation Committee granted him a PSU award with a target of 50,000 shares of our common stock to be earned based on 2019 company performance. While the entire award originally was based on a billings performance measure, in April 2018 it was amended to instead be based half on our billings in 2019 and the other half on our non-GAAP operating income in 2019 in order to align with the two performance measures and payout schedules for the PSU awards granted in 2018 to our executive officers. The PSU award was further amended in February 2019 to replace the payout tables with the 2019 PSU Payout Schedules, so that the payout schedules for all of Mr. Robbins’ PSU awards tied to 2019 performance would be consistent.

Pursuant to the performance condition under the PSU award, half of the number of shares of our common stock that could be earned for the 2019 performance year was based on pre-established threshold, target, and maximum performance levels for our billings in 2019, and the other half of the number of shares of our common stock that could be earned for the 2019 performance year was based on pre-established threshold, target, and maximum performance levels for our non-GAAP operating income in 2019. The target performance levels were the same as for the PSU award granted to Mr. Robbins in February 2019, and were similarly updated by the Compensation Committee in July 2019 to account for the planned impact of our May 2019 acquisition of Verodin on our 2019 financial performance.

The PSU award provided that, for the 2019 performance year, the number of shares earned would be determined in accordance with the 2019 PSU Payout Schedules. Pursuant to the vesting requirement, the PSU award provided that the shares earned for the 2019 performance year would vest in February 2020, subject to Mr. Robbin’s continued service with us through the vesting date.

In February 2020, our Board of Directors determined that, with our actual billings in 2019 being $926.1 million, the 2019 billings performance measure under the PSU award was achieved at the 95% level, equating to 75% of the target number of shares of our common stock being earned pursuant to the performance requirements for the portion of the PSU award tied to 2019 billings performance. Our Board of Directors also determined that, with our actual non-GAAP operating income in 2019 being $11.8 million, the 2019 non-GAAP operating income performance measure under the PSU award was achieved at the 24% level, equating to none of the target number of shares of our common stock earned pursuant to the performance requirements for the portion of the PSU award tied to 2019 non-GAAP operating income performance. As a result, the approved payout under the PSU award for both measures was 18,750 shares of our common stock, which represented 37.5% of the target number of shares of our common stock under the PSU award being earned, and 31,250 shares of our common stock underlying the PSU award were cancelled.

Welfare and Health Benefits

We maintain a tax-qualified retirement plan (the “FireEye 401(k) plan”) under Section 401(k) of the Internal Revenue Code (the “Code”) for our executive officers and other employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. The FireEye 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. This plan is intended to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the plan. In addition, all contributions are deductible by us when made.

All participants’ interests in their deferrals are 100% vested when contributed under the FireEye 401(k) plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. In 2019, we made no matching contributions into the FireEye 401(k) plan.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide flexible time off and other paid holidays to all employees, including our executive officers. We do not offer our employees a non-qualified deferred compensation plan or defined benefit pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment and retention purposes, or consistent with benefits provided to our other full-time employees. For example, we may ask executive officers and their spouses to participate in our annual President’s Club events offered as rewards to certain other employees for excellent sales or other performance. We treat the expenses of spouses as taxable income to the executive officers. Because spousal participation is at our request and can be disruptive to other plans they may have, we provide a tax “gross up” payment on that imputed income.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment, motivation or retention purposes, or consistent with benefits provided to our other full-time employees. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We have entered into written employment offer letters with each of our Named Executive Officers. Each of these arrangements was approved on our behalf by our Board of Directors or the Compensation Committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for our Named Executive Officer, including an initial base salary, an annual target cash incentive compensation opportunity, and, in some instances, a recommendation for an equity award.

For a summary of the material terms and conditions of the employment offer letters with each of our Named Executive Officers, see the section titled “—Employment Agreements for Executive Officers” below.

Post-Employment Compensation

Prior to July 2013, the employment offer letters that we entered into with certain of our executive officers provided for certain payments and benefits in the event of their termination of employment under specified circumstances, including following a change in control of the Company. We believed that these arrangements were significant factors in the recruitment of these executive officers and would help these individuals maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there was a potential transaction that could involve a change in control of the Company.

In July 2013, the Compensation Committee adopted a Change of Control Severance Policy for Officers (the “Severance Policy”), a standardized approach for the payment of severance and change in control benefits to our executive officers. Under the Severance Policy, the rights of our executive officers upon an involuntary termination of employment, including an involuntary termination of employment following a change in control of the Company, were established on a uniform basis. In addition, the post-employment compensation and benefits of our executive officers were established separately from their other compensation elements. The Severance Policy is applicable to all new executive officers hired since July 2013. In addition, our executive officers were given the opportunity to waive the existing severance and change in control protections in their employment offer letters in favor of the Severance Policy. Ms. King, our only Named Executive Officer who was an executive officer at July 2013, agreed to relinquish the severance payments and benefits otherwise provided in her employment offer letter in exchange for eligibility to receive payments and benefits under the Severance Policy.

We believe the Severance Policy serves several objectives. First, it eliminates the need to negotiate separation payments and benefits on a case-by-case basis. It also helps assure an executive officer that his or her severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility. Further, it acts as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a change-in-control transaction, which we believe will help preserve our value and the potential benefit to be received by our stockholders in any such transaction. Finally, the Severance Policy is easier for us to administer, as it requires less time and expense.

The Severance Policy contemplates that the payments and benefits in the event of a change in control of the Company are payable only upon a “double trigger”; that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason, and in each case requires that the executive officer execute a general release of claims in favor of the Company. In addition, the Severance Policy provides payments and benefits to our executive officers for qualified terminations of employment unrelated to a change in control of the Company.

For a summary of the material terms and conditions of the Severance Policy, as well as an estimate of the potential payments and benefits that our Named Executive Officers would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2019, see the sections titled “—Change of Control Severance Policy for Officers” and “—Potential Payments upon a Change of Control, upon Termination or upon Termination Following a Change of Control” below.

Other Compensation Policies

Stock Ownership Guidelines

We believe that stock ownership by our executive officers and the non-employee members of our Board of Directors is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. Our Board of Directors has adopted formal stock ownership guidelines that require our executive officers and the non-employee members of our Board of Directors to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ economic interests to the performance of our stock price. Compliance is evaluated on an annual basis, as determined by the Compensation Committee, and not on an ongoing basis. Shares of our common stock underlying time-based RSU awards, shares of our common stock that have been earned under PSU awards, and the shares of our common stock subject to vested stock options (on a net exercise basis) count toward meeting the requirements. The current required ownership levels are as follows:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	6x base salary
Other Executive Officers	1x base salary
Non-employee members of Board of Directors	3x annual retainer

During any year in which an individual’s required ownership level is not met, he or she is required to retain at least 50% of the net shares following the exercise of stock options, the vesting of RSU awards or the vesting of PSU awards until the required ownership level has been met. The guidelines provide that in the event the annual retainer (or any portion thereof) is paid to a non-employee member of our Board of Directors in equity instead of cash, the annual retainer (or applicable portion thereof) means the grant date fair value of the annual equity award (or applicable portion thereof) for regular service on our Board of Directors.

In March 2020, the Compensation Committee evaluated executive officer and director compliance with the guidelines for 2019 and determined that our CEO, each of our other executive officers and five non-employee members of our Board of Directors had satisfied his or her required stock ownership level. Mr. McDermott, who is a non-employee member of our Board of Directors, is within a grace period, defined as five years from the date of first becoming subject to the guidelines, and, thus, is still in the process of satisfying his required stock ownership level.

Clawback Policy

Our Board of Directors has adopted a clawback policy allowing it to require the repayment or forfeiture of all or part of any performance-based cash incentive compensation, performance-based equity award or other performance-based award paid or granted to our executive officers where the payment, grant or vesting of such compensation or award was based on the achievement of financial results that were subsequently the subject of a financial restatement and where the restatement was intended to correct the result of fraud or intentional misconduct. This policy only applies to current and former executive officers subject to the reporting requirements of Section 16 of the Exchange Act who were involved in the fraud or misconduct. In addition to the foregoing, our Chief Executive Officer and our Chief Financial Officer are subject to the compensation recovery provisions of Section 304 of the Sarbanes-Oxley Act.

Equity Award Grant Policy

We maintain an Equity Award Grant Policy that provides the following guidelines to be observed by the Compensation Committee and our Board of Directors when granting equity awards under the Company’s equity compensation plans:

•

Any equity awards granted by the Compensation Committee to our Chief Executive Officer are subject to the ratification of our Board of Directors (with any non-independent directors abstaining from the vote).

•

Generally, equity awards for new hires will be granted on a monthly basis. An equity award granted to a new hire may not have a grant date prior to such individual’s first date of bona fide employment or service.

•

The Compensation Committee, our Board of Directors, and/or the Equity Award Committee (a committee, consisting of our Chief Financial Officer and our General Counsel, to which the Compensation Committee has delegated non-exclusive authority to grant equity awards to employees below Vice President level where the award falls within prescribed guidelines approved by the Compensation Committee) has the authority to grant occasional retention, promotion, or merit equity awards during the year in a manner that is consistent with the terms of this policy.

•

Equity awards should not be timed in relation to the release of material non-public information, and it is the intent of the policy to specify the timing of effectiveness of equity award grants to avoid such timing.

Under our current equity compensation plan, the exercise price of any option to purchase shares of our common stock may not be less than the fair market value of our common stock on the date of grant.

Derivatives Trading, Hedging, and Pledging Policies

Our insider trading policy prohibits short sales, hedging and transactions in derivatives of FireEye securities for all FireEye personnel, including directors, officers, employees, independent contractors and consultants. In addition, our insider trading policy prohibits our executive officers and the non-employee members of our Board of Directors from pledging their equity securities or using such securities as collateral for a loan.

Risk Assessment and Compensation Practices

Our management assesses and discusses with the Compensation Committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•

Our annual incentive plan considers a multiple of corporate and individual performance factors and allows the Compensation Committee to review performance on a holistic basis minimizing risk related to our short-term variable compensation; and

•	Our equity awards include multi-year vesting and/or performance schedules requiring a long-term employee commitment.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of compensation that we may deduct in any one year for compensation paid to the Chief Executive Officer and certain other highly compensated executive officers (including the Chief Financial Officer for compensation earned after 2017) to $1 million. While the Compensation Committee considers the deductibility of compensation as a factor in making compensation decisions, the Compensation Committee retains the flexibility to provide compensation that is consistent with our goals for our executive compensation program even if such compensation is not fully tax deductible. Accordingly, the Compensation Committee may make decisions that result in compensation expense that is not fully deductible under Section 162(m) of the Code.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any Named Executive Officer with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of the Company.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock awards that may be settled for shares of our common stock to our executive officers, based on their fair values. For certain performance-based stock awards, we also must apply judgment in determining the periods when, and if, the achievement of the related performance targets becomes probable.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

Compensation Committee Report

The information contained in the following Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by 402(b) of Regulation S-K with management. Based on this review and discussion, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Respectfully submitted by the members of the compensation committee of our board of directors:

Enrique Salem (Chair)

Ronald E. F. Codd

Adrian McDermott

Stephen Pusey

Summary Compensation Table for Fiscal Year 2019

The following table provides information regarding the compensation awarded to, or earned by, our Named Executive Officers (with the applicable titles described below as of the end of 2019) during 2017, 2018 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Kevin R. Mandia, Chief Executive Officer	2019 2018 2017	425,000 418,750 350,000	— — —	7,004,250 5,668,000 6,095,000	— — —	296,438 425,000 353,500	2,478 32,918 990		7,728,166 6,544,668 6,799,490

Frank E. Verdecanna, Executive Vice President, Chief Financial Officer and Chief Accounting Officer	2019 2018 2017	400,000 397,500 360,833	— — —	4,015,770 2,479,750 3,801,250	— — —	139,500 200,000 186,850	2,014 1,320 1,757		4,557,284 3,078,570 4,350,690

Alexa King, Executive Vice President, General Counsel and Secretary	2019 2018 2017	383,000 366,667 337,500	— — —	2,521,530 1,417,000 2,111,250	— — —	133,571 183,333 185,166	2,212 1,518 990		3,040,313 1,968,518 2,634,906

Travis M. Reese, President(3)	2019 2018 2017	400,000 394,583 335,000	— — —	6,070,350 4,251,000 3,275,534	— — —	207,200 320,000 270,680	990 990 108,250		6,678,540 4,966,573 3,989,464

William T. Robbins, Executive Vice President of Worldwide Sales	2019 2018 2017	462,500 461,458 450,000	— — —	4,202,550 3,220,280 —	— — —	252,844 362,500 353,500	9,511 17,678 1,848	(4)	4,927,405 4,061,916 805,348

(1)

The amounts reported in this column represent the aggregate grant date fair value of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 21, 2020. The PSUs were valued based on the probable (target) outcome of performance-based conditions (i.e., based on 100% achievement). If the PSUs were instead valued based on the maximum outcome of performance-based conditions (i.e., based on 150% achievement), the total amount represented in this column for 2019 would be as follows: Ms. King: $3,158,595; Mr. Mandia: $8,773,875; Mr. Reese: $7,604,025; Mr. Robbins: $5,264,325; and Mr. Verdecanna: $5,030,355.

(2)	The amounts reported in this column represent amounts paid under the Employee Incentive Plan.
(3)	Mr. Reese’s employment with us terminated upon his retirement on March 1, 2020.
(4)	This includes $7,415 in tax gross-up payments relating to travel expenses for Mr. Robbins’ spouse for our President’s Club sales awards event.

Grants of Plan-Based Awards Table for Fiscal Year 2019

The following table provides information regarding the amount of equity awards granted to our Named Executive Officers during 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date Fair Value of Stock and Option Awards($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Alexa King	—	—	191,500	287,250	—	—	—	—
	2/5/19	—	—	—	67,500	101,250		1,274,130
	2/5/19	—	—	—	—	—	67,500	1,247,400
Kevin R. Mandia	—	—	425,000	637,500	—	—	—	—
	2/5/19	—	—	—	187,500	281,250	—	3,539,250
	2/5/19	—	—	—	—	—	187,500	3,465,000
Travis M. Reese	—	—	320,000	480,000	—	—	—	—
	2/5/19	—	—	—	162,500	243,750	—	3,067,350
	2/5/19	—	—	—	—	—	162,500	3,003,000
William T. Robbins	—	—	362,500	543,750	—	—	—	—
	2/5/19	—	—	—	112,500	168,750	—	2,123,550
	2/5/19	—	—	—	—	—	112,500	2,079,000
Frank E. Verdecanna	—	—	200,000	300,000	—	—	—	—
	2/5/19	—	—	—	107,500	161,250	—	2,029,170
	2/5/19	—	—	—	—	—	107,500	1,986,600

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns relate to amounts payable for the achievement of the 2019 performance metrics established by our compensation committee under our Employee Incentive Plan. The target column assumes the achievement of the corporate performance metrics and the individual performance metrics at the target level. The maximum column assumes the achievement of the corporate performance metrics and the individual performance metrics at the maximum level. Notwithstanding the level of performance achieved by our Named Executive Officers, our compensation committee reserves the right to increase, reduce or eliminate any incentive compensation in its discretion. The actual amounts paid to our Named Executive Officers are set forth in the Summary Compensation Table for Fiscal Year 2019 above. For more information, see the section titled “Compensation Discussion and Analysis—Compensation Elements” above.

(2)

Represents performance-based restricted stock unit awards which were granted under the FireEye, Inc. 2013 Equity Incentive Plan. For more information, see the section titled “Compensation Discussion and Analysis—Compensation Elements” above.

(3)	Represents restricted stock unit awards which were granted under the FireEye, Inc. 2013 Equity Incentive Plan.
(4)

The amounts reported in this column represent the aggregate grant date fair value of the award as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 21, 2020.

Outstanding Equity Awards at 2019 Fiscal Year-End Table

The following table presents certain information concerning equity awards held by our Named Executive Officers as of December 31, 2019.

		Option Awards				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)(2)
Alexa King	5/5/16(3)	—	—	—	—	1,250		20,663	—		—
	5/5/16(4)	—	—	—	—	6,250		103,313	—		—
	2/9/17(3)	—	—	—	—	36,249		599,196	—		—
	2/9/17(5)	—	—	—	—	31,250		516,563	—		—
	2/7/18(6)	—	—	—	—	32,811		542,366	—		—
	2/7/18(7)	—	—	—	—	37,500		619,875	—		—
	2/5/19	—	—	—	—	8,437	(8)	139,464	49,500	(9)	818,235
	2/5/19(10)	—	—	—	—	67,500		1,115,775	—		—
Kevin R. Mandia	5/3/16(3)	—	—	—	—	6,250		103,313	—		—
	5/3/16(11)	—	—	—	—	31,250		516,563	—		—
	3/23/17(3)	—	—	—	—	96,666		1,597,889	—		—
	3/23/17(5)	—	—	—	—	83,334		1,377,511	—		—
	2/7/18(6)	—	—	—	—	131,250		2,169,563	—		—
	2/7/18(7)	—	—	—	—	150,000		2,479,500	—		—
	2/5/19	—	—	—	—	23,437	(12)	387,414	137,500	(9)	2,272,875
	2/5/19(10)	—	—	—	—	187,500		3,099,375	—		—
Travis M. Reese(13)	1/24/13(14)	20,657	—	7.92	1/23/23	—		—	—		—
	11/16/13(14)	93,961	—	9.56	11/15/23	—		—	—		—
	5/5/16(3)	—	—	—	—	6,250		103,313	—		—
	5/5/16(11)	—	—	—	—	31,250		516,563	—		—
	2/9/17(3)	—	—	—	—	56,241		929,664	—		—
	2/9/17(5)	—	—	—	—	48,484		801,441	—		—
	2/7/18(6)	—	—	—	—	98,436		1,627,147	—		—
	2/7/18(7)	—	—	—	—	112,500		1,859,625	—		—
	2/5/19	—	—	—	—	20,312	(15)	335,757	119,167	(9)	1,969,831
	2/5/19(10)	—	—	—	—	162,500		2,686,125	—		—
William T. Robbins	12/27/16	—	—	—	—	18,750	(16)	309,938	50,000	(17)	826,500
	12/27/16(18)	—	—	—	—	50,000		826,500	—		—
	2/7/18(6)	—	—	—	—	49,218		813,574	—		—
	2/7/18(7)	—	—	—	—	56,250		929,813	—		—
	2/18/18(6)	—	—	—	—	16,404		271,158	—		—
	2/18/18(7)	—	—	—	—	18,750		309,938	—		—
	2/5/19	—	—	—	—	14,062	(19)	232,445	82,500	(9)	1,363,725
	2/5/19(10)	—	—	—	—	112,500		1,859,625	—		—
Frank E. Verdecanna	11/11/12(14)	29,497	—	3.66	11/10/22	—		—	—		—
	11/11/12(14)	58,495	—	3.66	11/10/22	—		—	—		—
	2/9/16	—	—	—	—	—		—	8,000	(20)	132,240
	2/1/17(3)	—	—	—	—	29,000		479,370	—		—
	2/1/17(5)	—	—	—	—	25,000		413,250	—		—
	7/31/17(3)	—	—	—	—	24,166		399,464	—		—
	7/31/17(21)	—	—	—	—	20,833		344,369	—		—
	2/7/18(22)	—	—	—	—	57,421		949,169	—		—
	2/7/18(7)	—	—	—	—	65,625		1,084,781	—		—
	2/5/19	—	—	—	—	13,437	(23)	222,114	78,834	(9)	1,303,126
	2/5/19(10)	—	—	—	—	107,500		1,776,975	—		—

(1)

Unless otherwise described in the footnotes below, represents (i) restricted stock unit awards and (ii) performance based restricted stock unit awards, in each case that remained unvested and/or unearned as of December 31, 2019. If the holder of an award ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule described in the footnotes below, we have a right to cancel the then unvested portion of the award.

(2)

The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on The NASDAQ Global Select Market on December 31, 2019, which was $16.53 per share.

(3)

Represents the actual number of shares issuable upon the vesting of restricted stock units. 100% of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2020.

(4)	100% of the shares subject to the restricted stock unit award will vest on May 15, 2020, subject to the holder’s continuous status as a service provider on such vesting date.
(5)	100% of the shares subject to the restricted stock unit award vested on February 15, 2020.
(6)

Represents the actual number of shares issuable upon the vesting of restricted stock units. One-third of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2020, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, subject to the holder’s continuous status as a service provider on each such vesting date.

(7)

One-third of the shares subject to the restricted stock unit award vested on February 15, 2020, and the remaining shares subject to the restricted stock unit award will vest annually in two equal installments on the anniversary of such date, subject to the holder’s continuous status as a service provider on each such vesting date.

(8)	Upon the achievement of certain performance conditions, 8,437 of the eligible restricted stock units relating to the 2019 performance year were earned and vested on February 15, 2020.
(9)

Upon the achievement of the target outcome of certain performance conditions, approximately 36.4% of the eligible restricted stock units will vest on February 15, 2021, and approximately 63.6% of the eligible restricted stock units will vest on February 15, 2022, subject to the holder’s continuous status as a service provider on each such vesting date.

(10)

25% of the shares subject to the restricted stock unit award vested on February 15, 2020, and the remaining shares subject to the restricted stock unit award will vest quarterly thereafter in 12 generally equal installments, subject to the holder’s continuous status as a service provider on each such vesting date.

(11)	100% of the shares subject to the restricted stock unit award will vest on June 15, 2020, subject to the holder’s continuous status as a service provider on such vesting date.
(12)	Upon the achievement of certain performance conditions, 23,437 of the eligible restricted stock units relating to the 2019 performance year were earned and vested on February 15, 2020.
(13)	Mr. Reese’s service terminated upon his retirement on March 1, 2020, at which time all then unvested restricted stock units previously granted to him were forfeited.
(14)	The stock option is fully vested and immediately exercisable.
(15)	Upon the achievement of certain performance conditions, 20,312 of the eligible restricted stock units relating to the 2019 performance year were earned and vested on February 15, 2020.
(16)	Upon the achievement of certain performance conditions, 18,750 of the eligible restricted stock units relating to the 2019 performance year were earned and vested on February 15, 2020.
(17)

Upon the achievement of the target outcome of certain performance conditions, 100% of the eligible restricted stock units will vest on February 15, 2021, subject to the holder’s continuous status as a service provider on such vesting date.

(18)

25% of the shares subject to the restricted stock unit award vested on February 15, 2020, and the remaining shares subject to the restricted stock unit award will vest quarterly thereafter in three equal installments, subject to the holder’s continuous status as a service provider on each such vesting date.

(19)	Upon the achievement of certain performance conditions, 14,062 of the eligible restricted stock units relating to the 2019 performance year were earned and vested on February 15, 2020.
(20)	This restricted stock unit award forfeited on February 15, 2020, and none of the restricted stock units were earned or vested as the performance conditions were not achieved.
(21)	100% of the shares subject to the restricted stock unit award will vest on August 15, 2020, subject to the holder’s continuous status as a service provider on such vesting date.
(22)

Represents the actual number of shares issuable upon the vesting of restricted stock units. 19,141 shares of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2020, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, subject to the holder’s continuous status as a service provider on each such vesting date.

(23)	Upon the achievement of certain performance conditions, 13,437 of the eligible restricted stock units relating to the 2019 performance year were earned and vested on February 15, 2020.

Option Exercises and Stock Vested for Fiscal Year 2019 Table

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of restricted stock unit awards during 2019 by each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Alexa King	—	—	117,603	2,051,558
Kevin R. Mandia	—	—	359,166	6,205,551
Travis M. Reese	—	—	244,202	4,175,558
William T. Robbins	—	—	140,624	2,383,701
Frank Verdecanna	—	—	142,046	2,404,395

(1)	Based on the market price per share of the Company’s common stock on the vesting date, multiplied by the number of shares vested.

Employment Agreements for Executive Officers

Kevin R. Mandia

Effective December 30, 2013, we entered into an employment offer letter with Kevin R. Mandia, our Chief Executive Officer. The offer letter is for no specific term and provides that Mr. Mandia is an “at-will” employee. Mr. Mandia’s current annual base salary is $440,000, and he is eligible for annual target incentive payments equal to $440,000 for 2020. Mr. Mandia is also eligible for severance payments and benefits under our Change of Control Severance Policy for Officers.

The offer letter also contains certain covenants regarding external consulting and other activities that Mr. Mandia cannot engage in while providing services to us.

Peter Bailey

Effective February 11, 2020, we entered into a confirmatory employment offer letter with Peter Bailey, our Executive Vice President and Chief Operating Officer. The offer letter is for no specific term and provides that Mr. Bailey is an “at-will” employee. Mr. Bailey’s current annual base salary is $400,000, and he is eligible for annual target incentive payments equal to $225,000 for 2020. Mr. Bailey is also eligible for severance payments and benefits under our Change of Control Severance Policy for Officers.

Alexa King

Effective August 1, 2013, we entered into a confirmatory employment offer letter with Alexa King, our Executive Vice President, General Counsel and Secretary. The offer letter is for no specific term and provides that Ms. King is an “at-will” employee. Ms. King’s current annual base salary is $395,000, and she is eligible for annual target incentive payments equal to $197,500 for 2020. Ms. King is also eligible for severance payments and benefits under our Change of Control Severance Policy for Officers.

William T. Robbins

Effective November 14, 2016, we entered into an employment offer letter with William T. Robbins, our Executive Vice President, Chief Revenue Officer and General Manager of Products. The offer letter is for no specific term and provides that Mr. Robbins is an “at-will” employee. Mr. Robbins’ current annual base salary is $475,000, and he is eligible for annual target incentive payments equal to $380,000 for 2020. Mr. Robbins is also eligible for severance payments and benefits under our Change of Control Severance Policy for Officers.

Frank E. Verdecanna

Effective February 20, 2018, we entered into a confirmatory employment offer letter with Frank E. Verdecanna, our Executive Vice President, Chief Financial Officer and Chief Accounting Officer. The offer letter is for no specific term and provides that Mr. Verdecanna is an “at-will” employee. Mr. Verdecanna’s current annual base salary is $410,000, and he is eligible for annual target incentive payments equal to $246,000 for 2020. Mr. Verdecanna is also eligible for severance payments and benefits under our Change of Control Severance Policy for Officers.

Other Employment Agreements

Travis M. Reese

Effective July 20, 2016, we entered into an amended and restated employment offer letter with Travis M. Reese, our former President. The offer letter is for no specific term and provided that Mr. Reese was an “at-will” employee. Mr. Reese’s employment with us terminated in March 2020 upon his retirement.

On February 4, 2020, we entered into a consulting agreement with Mr. Reese. Under the consulting agreement, Mr. Reese agreed to provide ongoing advice and consulting services to us for a period of one year commencing on March 3, 2020, in consideration of (i) a cash payment of $50,000, provided that Mr. Reese remains a service provider of the Company through the end of the one-year period, and (ii) the grant of a restricted stock unit award covering 7,500 shares of the Company’s common stock, which will vest at the end of the one-year period provided that Mr.  Reese remains a service provider of the Company through such vesting date.

Change of Control Severance Policy for Officers

In July 2013, our compensation committee adopted and approved a Change of Control Severance Policy for Officers (the “Severance Policy”). All of our executive officers and certain of our non-executive officers (collectively referred to as “eligible employees”) are generally eligible for severance payments and benefits under the Severance Policy, subject to the conditions described below. Each eligible employee may receive payments and benefits upon a qualified termination of employment anytime from three months prior to a change of control through 12 months following a change of control of the Company (the “change of control period”). In addition, eligible employees may receive severance payments and benefits for qualified terminations of employment unrelated to a change of control. The payments and benefits in the Severance Policy vary based on whether an eligible employee is an executive officer, or Tier 1 Executive, or a non-executive officer, or Tier II Executive.

In the event of a termination of employment without “cause” or a resignation for “good reason” (as such terms are generally defined below), in each case, during the change of control period, an eligible employee will receive the following:

•	Tier I Executive or Tier II Executive:

•	lump-sum 12 months base salary payment;

•	pro-rata bonus for the year of termination;

•	100% acceleration of unvested equity awards with unvested performance awards vesting at maximum level; and

•	paid COBRA continuation for 12 months.

In the event of a termination of employment without “cause” (as generally defined below) outside of the change of control period, an eligible employee will receive the following:

•	Tier I Executive:

•	lump-sum 12 months base salary payment; and

•	paid COBRA continuation for 12 months.

•	Tier II Executive:

•	lump-sum six months base salary payment; and

•	paid COBRA continuation for six months.

To be an eligible employee, the participant must enter into a participation agreement with us. Also, all severance payments and benefits under the Severance Policy are subject to the eligible employee executing a release of clams in favor of the Company. Payments and benefits under the Severance Policy replace any then-existing severance and/or change of control payment and benefit arrangements that an eligible employee had previously. All of our Named Executive Officers have entered into a participation agreement with us.

For purposes of the Severance Policy, “cause” means generally:

•	the unauthorized use or disclosure of our confidential information or trade secrets, which use or disclosure causes material harm to us;

•	the material breach of any agreement between us and the named executive officer;

•	the material failure to comply with our written policies or rules;

•	the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State;

•	gross negligence or willful misconduct in the performance of the named executive officer’s duties;

•	the continuing failure to perform assigned duties after receiving written notification of the failure from our Chief Executive Officer; or

•	the failure to cooperate in good faith with a governmental or internal investigation of the company or our directors, officers or employees, if we have requested such cooperation;

provided, however, that “cause” will not be deemed to exist in certain of the events above unless the named executive officer has been provided with (i) 30 days’ written notice by our board of directors of the act or omission constituting “cause” and (ii) 30 days’ opportunity to cure such act or omission, if capable of cure.

For purposes of the Severance Policy, “good reason” means generally any of the following without an eligible employee’s consent:

•	a material reduction in duties, authority, reporting relationship, or responsibilities;

•	a material reduction in annual cash compensation;

•	a requirement to relocate to a location more than 20 miles from the eligible employee’s then-current office location;

•	a material breach by us of the eligible employee’s employment agreement or any other agreement between the eligible employee and us; or

•	a failure by any successor entity to assume the Severance Policy.

Potential Payments upon a Change of Control, upon Termination or upon Termination Following a Change of Control

Potential Payments Upon Termination of Employment Outside of the Change of Control Period

The table below shows the estimated payments and benefits that each Named Executive Officer would have received under the Severance Policy if his or her employment had been terminated without cause on December 31, 2019, assuming that such termination occurred outside of a change of control period.

Name	Salary Continuation($)	Value of Continued Health Care Premiums($)(1)	Total($)
Alexa King	383,000	26,547	409,547
Kevin R. Mandia	425,000	26,547	451,547
Travis M. Reese	400,000	19,365	419,365
William T. Robbins	462,500	26,547	489,047
Frank E. Verdecanna	400,000	26,547	426,547

(1)	Estimates of COBRA value are based on coverage in effect as of December 31, 2019.

Potential Payments Upon Termination of Employment During the Change of Control Period

The table below shows the estimated payments and benefits that each Named Executive Officer would have received under the Severance Policy if his or her employment had been terminated without cause, or he or she had resigned for good reason, on December 31, 2019, assuming that such termination or resignation for good reason occurred within a change of control period.

			Acceleration
Name	Salary Continuation($)	Pro rata Cash Incentive($)(1)	Option Awards($)	Stock Awards($)	Value of Continued Health Care Premiums($)(2)	Total($)
Alexa King	383,000	191,500	—	5,191,412	26,547	5,792,459
Kevin R. Mandia	425,000	425,000	—	15,992,775	26,547	16,869,322
Travis M. Reese(3)	400,000	320,000	—	12,553,064	19,365	13,292,429
William T. Robbins	462,500	362,500	—	10,279,544	26,547	11,131,091
Frank E. Verdecanna	400,000	200,000	—	8,245,081	26,547	8,871,628

(1)	Represents amount of target annual cash incentive opportunity as of December 31, 2019.
(2)	Estimates of COBRA value are based on coverage in effect as of December 31, 2019.
(3)

Amounts to Mr. Reese reflect amounts payable upon a qualifying termination on December 31, 2019. Mr. Reese’s employment with us terminated in March 2020 due to his retirement. He will receive only the payments described in his consulting agreement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our common stock subject to outstanding stock options that were assumed by us in connection with our acquisitions of Mandiant, nPulse Technologies or Verodin, which originally granted those stock options. However, footnote 3 to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2019, and the weighted average exercise price of those assumed stock options.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	24,058,907	$13.4773	15,074,048
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	24,058,907	$13.4773	15,074,048

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account restricted stock units, which have no exercise price.
(2)

Includes the following plans: FireEye, Inc. 2008 Stock Plan, FireEye, Inc. 2013 Equity Incentive Plan (“2013 Plan”) and FireEye, Inc. 2013 Employee Stock Purchase Plan (“ESPP”). Our 2013 Plan provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 12,100,000 shares of common stock, (ii) five percent (5.0%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such other amount as may be determined by our board of directors. Our ESPP provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 3,700,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) such other amount as may be determined by our board of directors. On January 1, 2020, the number of shares available for issuance under our 2013 Plan and our ESPP increased by 10,971,095 shares and 2,194,219 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

(3)

The table does not include information for the Mandiant Corporation 2011 Equity Incentive Plan, nPulse Technologies, Inc. 2012 Stock Incentive Plan and Verodin, Inc. 2015 Equity Incentive Plan, which are equity compensation plans governing stock options assumed by us in connection with the acquisitions of Mandiant, nPulse Technologies and Verodin. As of December 31, 2019, there were a total of 2,078,809 shares subject to outstanding stock options assumed by us in connection with the acquisitions of Mandiant, nPulse Technologies and Verodin. Those outstanding stock options had a weighted average exercise price of $4.1619 per share. No additional awards may be made under those plans.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:

For 2019, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $156,004; and

•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $7,728,166.

Based on this information, for 2019, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 50 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•	We selected December 31, 2019, which is the last day of our fiscal year, as the date upon which we would identify the median employee.

•	As of December 31, 2019, our employee population consisted of 3,429 individuals.

•	To identify the “median employee” from our employee population we used payroll and equity plan records for January 1, 2019 through December 31, 2019 (the “compensation measurement period”).

◾

The compensation measure included the following: base salary, bonus payments, grant date fair value of equity awards, and sales commissions. Such cash amounts reflected amounts, if any, actually paid during the compensation measurement period.

◾	We did not annualize any amounts for employees who were hired in fiscal year 2019 but did not work for us or our subsidiaries for the entire fiscal year.

◾	We did not exclude any non-U.S. employee under the de minimis exception set forth in Item 402(u) of Regulation S-K.

◾	We did not include the amount of non-cash tax gross ups for relocation benefits and employee recognition awards.

◾	Amounts paid in foreign currency were converted into United States dollars using exchange rates in effect as of December 31, 2019.

◾

Because we had an even number of employees when not including the CEO, there were two employees for whom the number of employees with greater annual total compensation equaled the number of employees with less annual total compensation. From those two employees, we selected as the “median employee” the employee who had been employed by us for the full year, rather than the other employee who started with us in March 2019, in order to identify a more representative employee whose compensation reflects a full year of employment.

•

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $156,004.

•	With respect to the annual total compensation for our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table for Fiscal Year 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 30, 2020 for:

•	each of our directors and nominees for director;

•	each of our Named Executive Officers;

•	all of our current directors and current executive officers as a group; and

•	each person or group who is known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 222,755,682 shares of our common stock outstanding as of March 30, 2020. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 30, 2020, or issuable pursuant to restricted stock units that are subject to vesting conditions expected to occur within 60 days of March 30, 2020, to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock units for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o FireEye, Inc., 601 McCarthy Blvd., Milpitas, CA 95035.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
The Vanguard Group(1)	19,035,095	8.5%
Shapiro Capital Management LLC(2)	15,168,014	6.8%
Clearbridge Investments, LLC(3)	13,373,010	6.0%
Directors and Named Executive Officers:
Alexa King(4)	373,851	*
Kevin R. Mandia(5)	3,286,044	1.5%
Travis M. Reese(6)	790,408	*
William T. Robbins(7)	136,078	*
Frank E. Verdecanna(8)	351,135	*
Kimberly Alexy(9)	64,277	*
Ronald E. F. Codd(10)	245,490	*
Adrian McDermott(11)	7,215	*
Stephen Pusey(12)	34,035	*
Enrique Salem(13)	257,096	*
Robert E. Switz(14)	42,977	*
All current directors and current executive officers as a group (11 persons)(15)	4,798,198	2.2%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

As of December 31, 2019, the reporting date of The Vanguard Group’s filing with the SEC on February 12, 2020 pursuant to Section 13(g) of the Exchange Act, The Vanguard Group, as investment advisor, has sole voting power with respect to 120,613 shares of our common stock, shared voting power with respect to

43,332 shares of our common stock, sole dispositive power with respect to 18,898,979 shares of our common stock and shared dispositive power with respect to 136,116 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 92,784 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 71,161 shares of our common stock as a result of its serving as investment manager of Australian investment offerings. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2)

As of December 31, 2019, the reporting date of the filing by Shapiro Capital Management LLC with the SEC on February 14, 2020 pursuant to Section 13(g) of the Exchange Act, Shapiro Capital Management LLC, as investment advisor, has sole voting power with respect to 14,063,409 shares of our common stock, shared voting power with respect to 1,104,605 shares of our common stock, sole dispositive power with respect to 15,168,014 shares of our common stock and shared dispositive power with respect to zero shares of our common stock. The principal business address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, GA 30305.

(3)

As of December 31, 2019, the reporting date of the filing by Clearbridge Investments, LLC with the SEC on February 14, 2020 pursuant to Section 13(g) of the Exchange Act, Clearbridge Investments, LLC, as investment advisor, has sole voting power with respect to 12,938,851 shares of our common stock, shared voting power with respect to zero shares of our common stock, sole dispositive power with respect to 13,373,010 shares of our common stock and shared dispositive power with respect to zero shares of our common stock. The principal business address of Clearbridge Investments, LLC is 620 8th Avenue, New York, NY 10018.

(4)

Consists of (i) 359,476 shares of our common stock held of record by Ms. King and David Yamamoto as community property with the right of survivorship and (ii) 14,375 shares of our common stock issuable upon the vesting of restricted stock units within 60 days of March 30, 2020. Ms. King has shared voting and investment power with respect to the shares held of record by Ms. King and David Yamamoto as community property with the right of survivorship.

(5)

Consists of (i) 2,776,950 shares of our common stock held of record by Mr. Mandia, (ii) 24,218 shares of our common stock issuable upon the vesting of restricted stock units within 60 days of March 30, 2020, (iii) 340,691 shares of our common stock held of record by Kevin R. Mandia 2011 Irrevocable Trust Dated July 29, 2011, and (iv) 144,185 shares of our common stock held of record by Mr. Mandia’s wife. Mr. Mandia’s wife, as trustee, has shared voting and investment power with respect to the shares held of record by the Kevin R. Mandia 2011 Irrevocable Trust dated July 29, 2011. Mr. Mandia disclaims beneficial ownership of the shares held of record by the Kevin R. Mandia 2011 Irrevocable Trust dated July 29, 2011 and the shares held of record by Mr. Mandia’s wife.

(6)

Represents shares held as of March 1, 2020, Mr. Reese’s last day of employment with us, consisting of (i) 499,090 shares of our common stock held of record by Mr. Reese, (ii) 114,618 shares of our common stock issuable pursuant to outstanding stock options exercisable as of the last date of his employment, all of which were fully vested as of such date, (iii) 121,585 shares of our common stock held of record by the Travis M Reese Family Trust, for which Mr. Reese and his wife serve as trustees, (iv) 35,000 shares of our common stock held of record by the Travis M. Reese Revocable Trust, for which Mr. Reese serves as a trustee, and (v) 20,115 shares of our common stock held of record by Mr. Reese’s wife. Mr. Reese’s wife, as trustee, has shared voting and investment power with respect to the shares held of record by the Travis M Reese Family Trust. Mr. Reese disclaims beneficial ownership of the shares held of record by his wife.

(7)

Consists of (i) 109,515 shares of our common stock held of record by Mr. Robbins and (ii) 26,563 shares of our common stock issuable upon the vesting of restricted stock units within 60 days of March 30, 2020.

(8)

Consists of (i) 250,956 shares of our common stock held of record by Mr. Verdecanna, (ii) 87,992 shares of our common stock issuable pursuant to outstanding stock options exercisable within 60 days of March 30, 2020, all of which were fully vested as of such date, and (iii) 12,187 shares of our common stock issuable upon the vesting of restricted stock units within 60 days of March 30, 2020.

(9)

Consists of (i) 48,696 shares of our common stock held of record by Ms. Alexy and (ii) 15,581 shares of our common stock issuable upon the vesting of restricted stock units within 60 days of March 30, 2020.

(10)

Consists of (i) 119,849 shares of our common stock held of record by the Codd Revocable Trust Dtd March 6, 1998, (ii) 118,000 shares of our common stock issuable pursuant to outstanding stock options exercisable within 60 days of March 30, 2020, all of which were fully vested as of such date, and (iii) 7,641 shares of our common stock issuable upon the vesting of restricted stock units within 60 days of March 30, 2020. Mr. Codd, as trustee, has shared voting and investment power with respect to the shares held of record by the Codd Revocable Trust Dtd March 6, 1998.

(11)	Consists of 7,215 shares of our common stock held of record by Mr. McDermott.
(12)

Consists of (i) 26,858 shares of our common stock held of record by Mr. Pusey and (ii) 7,177 shares of our common stock issuable upon the vesting of restricted stock units within 60 days of March 30, 2020.

(13)

Consists of (i) 239,064 shares of our common stock held of record by Mr. Salem and (ii) 18,032 shares of our common stock issuable upon the vesting of restricted stock units within 60 days of March 30, 2020.

(14)

Consists of (i) 28,307 shares of our common stock held of record by Mr. Switz and (ii) 14,670 shares of our common stock issuable upon the vesting of restricted stock units within 60 days of March 30, 2020.

(15)

Consists of (i) 4,451,762 shares of our common stock beneficially owned by our current directors and current executive officers, (ii) 205,992 shares of our common stock issuable pursuant to outstanding stock options exercisable within 60 days of March 30, 2020, all of which were fully vested as of such date, and (iii) 140,444 shares of our common stock issuable upon the vesting of restricted stock units within 60 days of March 30, 2020.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Indemnification Agreements

We have also entered into standard indemnification agreements with our directors and certain of our executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our audit committee has adopted a formal written policy providing that our audit committee is responsible for reviewing “related party transactions,” which are transactions (i) in which we were, are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $50,000, and (iii) in which a related person had, has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) certain compensation arrangements of executive officers, (ii) certain director compensation arrangements, (iii) transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of the company’s total annual revenue, (iv) transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and (v) transactions available to all U.S. employees generally.

CEO Travel Policy

Our board of directors adopted a travel reimbursement policy in May 2016. Under the policy, as amended by our board of directors in April 2017, the individual serving as our Chief Executive Officer is eligible for reimbursement of expenses incurred in traveling by private aircraft if and when, on the infrequent occasion, such method of travel is reasonably necessary for FireEye business trips. The total reimbursement for all eligible expenses with respect to private aircraft travel is capped at $1 million per year. For fiscal 2019, our Chief Executive Officer did not incur any such expenses.

OTHER MATTERS

Available Information

Our financial statements for our fiscal year ended December 31, 2019 are included in our Annual Report on Form 10-K. This proxy statement and our annual report are posted on the Investor Relations section of our website at investors.FireEye.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to FireEye, Inc., Attention: Investor Relations, 601 McCarthy Blvd., Milpitas, California 95035.

Company Website

We maintain a website at www.FireEye.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

*        *        *

Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote over the Internet or by telephone as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Milpitas, California

April 13, 2020

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NON-GAAP BILLINGS TO REVENUE

(in thousands)

	2018	Q1’19	Q2’19	Q3’19	Q4’19	2019
Revenue	$830,950	$210,544	$217,608	$225,914	$235,086	$889,152
Plus: change in deferred revenue	24,728	(28,638)	6,559	22,658	39,160	39,739
Less: deferred revenue assumed	—	—	(2,750)	—	—	(2,750)

Non-GAAP billings	$855,678	$181,906	$221,417	$248,572	$274,246	$926,141

RECONCILIATION OF NON-GAAP BILLINGS TO REVENUE BY CATEGORY

(in thousands)

	2018	2019		2018	2019		2018	2019
Product and related subscription and support revenue	$498,992	$467,823	Platform, cloud subscription and managed services revenue	$188,390	$241,013	Professional services revenue	$143,568	$180,316
Plus: change in deferred revenue	(47,019)	(33,290)	Plus: change in deferred revenue	55,513	43,435	Plus: change in deferred revenue	16,234	29,594
Less: deferred revenue assumed	—	—	Less: deferred revenue assumed	—	(2,210)	Less: deferred revenue assumed	—	(540)

Product and related subscription and support non-GAAP billings	$451,973	$434,533	Platform, cloud subscription and managed services non-GAAP billings	$243,903	$282,238	Professional services non-GAAP billings	$159,802	$209,370

RECONCILIATION OF NON-GAAP OPERATING INCOME (LOSS) TO GAAP OPERATING INCOME (LOSS)

(in thousands)

	2018	Q1’19	Q2’19	Q3’19	Q4’19	2019
Operating loss	$(182,402)	$(63,489)	$(56,743)	$(54,716)	$(35,086)	$(210,034)
Stock-based compensation expense	153,675	40,323	40,151	36,688	36,355	153,517
Amortization of stock-based compensation capitalized in software development costs	1,828	793	847	916	968	3,524
Amortization of intangible assets	50,328	12,126	12,952	14,334	14,531	53,943
Acquisition related costs	264	—	597	—	—	597
Restructuring charges	—	3,799	—	6,481	(15)	10,265

Non-GAAP operating income (loss)	$23,693	$(6,448)	$(2,196)	$3,703	$16,753	$11,812

RECONCILIATION OF NON-GAAP FREE CASH FLOW TO GAAP OPERATING CASH FLOW

(in thousands)

	2018	Q1’19	Q2’19	Q3’19	Q4’19	2019
Net cash provided by (used in) operating activities	$17,381	$24,453	$(14,929)	$18,497	$39,516	$67,537
Plus: deemed repayment of convertible senior notes attributable to accreted debt discount	43,575	—	—	—	—	—
Less: purchase of property and equipment and demonstration units	(50,831)	(13,503)	(14,737)	(10,375)	(6,990)	(45,605)

Non-GAAP free cash flow	$10,125	$10,950	$(29,666)	$8,122	$32,526	$21,932

ANNUAL MEETING OF STOCKHOLDERS OF

FIREEYE, INC.

May 28, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.*

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/18620

00003330300000000000 5 052820

1. To elect two Class I directors:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL FIREEYE, MEETING OF STOCKHOLDERS INC. OF May 28, 2020 PROXY VOTING INSTRUCTIONS instructions INTERNET -or Access scan the “www QR.voteproxy code with. com your ”smartphone and follow the . Have on-screen your proxy card available when you access the web page. TELEPHONE the United States - Call or toll 1-718 -free -921 1-800 -8500 -PROXIES from foreign (1-800 countries -776-9437) from in any proxy touch card- tone available telephone when you and call follow . the instructions. Have your MAIL Vote meeting online/phone -. until 11:59 p.m. Eastern Timeâ€^the day before the provided IN PERSON as Sign, soon - date as possible and mail . your proxy card in the envelope the GO Annual GREEN Meeting - You may .* vote your shares in person by attending e-Consent, you can e-Consent quickly access makes your it easy proxy to materials, go paperless statements . With and and other paper eligible waste. documents Enroll today online, via www while .astfinancial reducing. com costs, to clutter enjoy online access. COMPANY NUMBER ACCOUNT NUMBER * We currently intend to hold the Annual Meeting in person. However, depending on developments with respect to the coronavirus (COVID-19) pandemic, we might hold the Annual Meeting virtually on the above date and time instead of in person. If we determine that a change to a virtual meeting format is advisable or required, an announcement of such change will be made through a press release and on our Investor Relations website at investors.fireeye.com as promptly as practicable. We encourage you to check this website one week prior to the meeting date if you are planning to attend the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: are The available Notice of at Meeting, http://www proxy ..astproxyportal statement and .com/ast/18620 proxy card Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES ON PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE To indicate change your the new address address on your in the account, address please space check above the . Please box at note right and that changes this method to the . registered name(s) on the account may not be submitted via 1. To elect two Class I directors: 1a. Kimberly Alexy FOR AGAINST ABSTAIN 1b. Stephen Pusey 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. 3. Advisory vote to approve named executive officer compensation. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” all nominees on Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3. Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such sign .exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such . .When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give full .

FIREEYE, INC. Proxy for Annual Meeting of Stockholders on May 28, 2020 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Kevin R. Mandia, Frank E. Verdecanna and Alexa King as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of FireEye, Inc. held of record by the undersigned at the close of business on March 30, 2020 at the Annual Meeting of Stockholders to be held on May 28, 2020 at 2:00 p.m. Pacific Time, and at any adjournments or postponements thereof. (Continued and to be signed on the reverse side.) 1.1 14475